Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-176787

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Common Stock, $0.001 par value per share	8,625,000(2)	$32.75	$282,468,750	$36,382

(1)	Calculated pursuant to Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). The fee payable in connection with the offering of Common Stock pursuant to this prospectus supplement has been paid in accordance with Rule 456(b) and Rule 457(r) under the Securities Act.
(2)	Equals the aggregate number of shares of Common Stock to be registered hereunder and includes 1,125,000 shares of Common Stock that may be offered and sold pursuant to the exercise in full of the underwriters’ option to purchase additional shares of Common Stock.

Prospectus Supplement to Prospectus dated September 12, 2011.

7,500,000 Shares

InterMune, Inc.

Common Stock

InterMune, Inc. is offering 7,500,000 shares to be sold in the offering.

The common stock is listed on The NASDAQ Global Select Market under the symbol “ITMN.” On March 13, 2014, the last reported sale price of our common stock on The NASDAQ Global Select Market was $33.26 per share.

See “Risk Factors” on page S-9 of this prospectus supplement to read about important factors that you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$32.75	$245,625,000
Underwriting discount	$1.6375	$12,281,250
Proceeds, before expenses, to InterMune, Inc.	$31.1125	$233,343,750

To the extent that the underwriters sell more than 7,500,000 shares of common stock, the underwriters will have the option to purchase within 30 days from the date of this prospectus supplement up to an additional 1,125,000 shares from InterMune, Inc. at the initial price to the public less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on March 19, 2014.

Goldman, Sachs & Co.	J.P. Morgan

Baird
Canaccord Genuity
JMP Securities
Wells Fargo Securities

Prospectus Supplement dated March 13, 2014.

Prospectus Supplement

Prospectus

We have not authorized anyone to provide any information or make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we have authorized for use in connection with this offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying

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prospectus and any free writing prospectus that we have authorized for use in connection with this offering is current only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering when making your investment decision. You should also read and consider the information in the documents we have referred you to in the section of this prospectus supplement entitled “Where You Can Find More Information.”

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated September 12, 2011, provides more general information about our common stock. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or the documents incorporated by reference, you should rely on the information in this prospectus supplement. Generally, when we refer to the prospectus, we are referring to this prospectus supplement and the accompanying prospectus combined.

Unless we indicate otherwise, references in this prospectus supplement to “InterMune,” “we,” “our,” “the company” and “us” refer to InterMune, Inc. and its consolidated subsidiaries.

This prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering include trademarks, service marks and trade names owned by us or others, including InterMune® and Esbriet®. InterMune, Inc., the InterMune, Inc. logo and all other InterMune product and service names are trademarks of InterMune, Inc. in the United States and in other selected countries. All other trademarks, service marks and trade names included or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free-writing prospectus that we have authorized for use in connection with this offering are the property of their respective owners.

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FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and any free writing prospectus that we have authorized for use in connection with this offering contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “could,” “should,” “continue” or the negative of such terms or similar words or expressions. These forward-looking statements may also use different phrases.

We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include, among other things, statements that address our strategy and operating performance and events or developments that we expect or anticipate will occur in the future, including, but not limited to, statements in the discussions about:

•	product and product candidate development;

•	the market or markets for our products or product candidates;

•	the ability of our products to treat patients in our markets;

•	expectations regarding the timing for resubmission of our new drug application to the U.S. Food and Drug Administration, or FDA, for pirfenidone;

•	the potential to make pirfenidone available as a medicine to idiopathic pulmonary fibrosis, or IPF, patients in the United States;

•	the ability to achieve certain pricing and reimbursement levels for our product in various countries in the European Union, Canada and elsewhere, including our estimates of the number of patients who meet certain disease progression measures (e.g., forced vital capacity);

•	the timing of concluding and announcing pricing and reimbursement discussions in various countries in the European Union and elsewhere;

•	our intention to present additional data on the ASCEND trial at the American Thoracic Society meeting in May 2014;

•	expectations around the enrollment size, timing and results of our ongoing clinical trials, including the PANORAMA and LOTUSS trials;

•	our expectations regarding the effectiveness of our strategic priorities and our ability to take successful actions to achieve our three point strategy;

•	opportunities to establish development or commercial alliances;

•	timing and expectations of when our products or product candidates may be marketed or made available to patients in various jurisdictions;

•	commercial launch preparations, including the timing of launches in the European Economic Area, or the EEA, and the implementation of the commercial infrastructure required for commercial launches in Europe and the United States;

•	the scope and enforceability of our intellectual property rights, including the anticipated durations of patent protection and marketing exclusivity in the European Union, United States and other jurisdictions, and including claims that we or our collaborators may infringe third party intellectual property rights or otherwise be required to pay license fees and/or royalties under such third party rights;

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•	governmental regulation and approval;

•	requirement of additional funding to complete research and development and commercialize products;

•	liquidity and sufficiency of our cash resources;

•	future revenue, including those from product sales and collaborations, adequacy of revenue reserve levels, future expenses, future financial performance and trends;

•	the uses of our cash resources, including the proceeds from our registered underwritten public offerings in 2013;

•	our future research and development expenses and other expenses;

•	our expected uses of proceeds from this offering; and

•	our operational and legal risks.

These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements. The risks and uncertainties include those referenced in “Risk Factors” below. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed could also adversely affect us. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free-writing prospectus that we have authorized for use in connection with this offering and may not contain all of the information that is important to you. This prospectus supplement and the accompanying prospectus include information about the shares we are offering as well as information regarding our business and financial data. You should read this prospectus supplement and the accompanying prospectus, including information incorporated by reference, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety. Investors should carefully consider the information set forth under “Risk Factors” in this prospectus supplement.

InterMune, Inc.

Overview

We are a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and orphan fibrotic diseases. In pulmonology, we are focused on therapies for the treatment of idiopathic pulmonary fibrosis, or IPF, a progressive, irreversible, unpredictable and ultimately fatal lung disease. Pirfenidone, the only medicine approved for IPF anywhere in the world, is approved for marketing by InterMune in all 28 member countries of the European Union, or EU, and Canada. In September 2011, we launched commercial sales of pirfenidone in Germany under the trade name Esbriet. Esbriet is now also commercially available in 13 of the 15 European countries we originally targeted in our plan, including key markets beyond Germany such as France, Italy and the UK. In addition, we launched Esbriet in Canada in January 2013. We currently expect to provide an update on Esbriet pricing and reimbursement discussions in the remaining two of our initial 15 targets, Spain and the Netherlands, in the first half of 2014.

Since our initial launch of Esbriet in Germany in September 2011, we have experienced nine consecutive quarters of Esbriet revenue growth. Notably, during the fourth quarter of 2013, Esbriet revenues continued to grow in countries where Esbriet had previously been launched, with Germany, France, the mid-sized European countries and Canada, all reporting continued revenue growth. We reported Esbriet net revenue of $25.7 million and $70.3 million for the fourth quarter of 2013 and full year 2013, respectively.

We are also pursuing the registration of pirfenidone to treat IPF in the United States. In July 2011, we commenced a Phase 3 clinical study of pirfenidone in IPF known as the ASCEND trial. Relative to InterMune’s two previous studies of pirfenidone in IPF (CAPACITY), the ASCEND study utilized centralized procedures for radiographic and pathologic diagnosis of IPF. This yielded a high confidence in the diagnosis of IPF. Additionally, centralized oversight of spirometry (lung function tests) enhanced the quality control of the primary endpoint. Finally, minor modifications of entry criteria for ASCEND may have further refined the study population for patients who were more likely to experience a decline in lung function during the study.

In February 2014, we announced positive top-line data from ASCEND demonstrating that pirfenidone significantly reduced IPF disease progression as measured by the primary endpoint of change in percent predicted forced vital capacity, or FVC, from Baseline to Week 52 (rank ANCOVA p<0.000001). A 10% decline in percent predicted FVC in an individual IPF patient is considered clinically meaningful and strongly predicts mortality. At Week 52, 16.5% of patients in the pirfenidone group experienced an FVC decline of 10% or more or death, compared with 31.8% in the placebo group, representing a 47.9% reduction in the proportion of patients who experienced a meaningful change in FVC or death. The data also demonstrated that 22.7% of patients in the pirfenidone group experienced no decline in FVC, compared with 9.7% in the placebo group, representing a 132.5% increase in the proportion of patients for which FVC did not decrease between Baseline and Week 52.

Pirfenidone also demonstrated significant treatment effects on both of the key pre-specified secondary endpoints of six-minute walk test distance, or 6MWD, change and progression-free survival, or PFS. Pirfenidone reduced by 27.5% the proportion of patients who experienced a decline in 6MWD of 50 meters or greater (p=0.0360) and reduced the risk of death or disease progression by 43% compared to placebo (Hazard Ratio [HR]=0.57; 95% confidence interval, 0.43-0.77; p=0.0001). Three additional secondary endpoints were also pre-specified in ASCEND to measure all-cause mortality, treatment-emergent IPF-related mortality and change from Baseline to Week 52 in dyspnea (shortness of breath). The two mortality analyses were performed for the ASCEND study alone as well as for the pooled population of the ASCEND study and the previous Phase 3 CAPACITY studies through 52 weeks. In the analysis of the ASCEND study alone, there were fewer events of all-cause mortality (HR=0.55, log rank p=0.1045) and of treatment-emergent IPF-related mortality (HR=0.44, log rank p=0.2258) in the pirfenidone group compared with the placebo group. Similarly, analyses of the pooled population showed that the risk of all-cause mortality and treatment-emergent IPF-related death was reduced in the pirfenidone group by 48% (HR=0.52, log rank p=0.0107) and 68% (HR=0.32, log rank p=0.0061), respectively, compared to the placebo group. The secondary endpoint of dyspnea, measured by the UCSD Shortness of Breath Questionnaire, or SOBQ, was not achieved (p=0.1577).

Consistent with observations from the previous Phase 3 studies, pirfenidone demonstrated a favorable safety profile and was generally well-tolerated in ASCEND. The percentage of patients discontinuing treatment due to an adverse event, or AE, was 14.4% in the pirfenidone group and 10.8% in the placebo group. Serious adverse events were reported in 19.8% of patients in the pirfenidone group and 24.9% in the placebo group. Hospitalizations due to respiratory, thoracic and mediastinal AEs were reported in 3.6% of patients in the pirfenidone group and 11.2% in the placebo group.

The most common AEs with higher incidence in the pirfenidone group were primarily gastrointestinal (e.g., nausea and dyspepsia) and skin-related (e.g., rash). The GI and rash AEs were generally mild to moderate in severity, manageable, reversible and only infrequently led to treatment discontinuations.

Although elevations of aminotransferase levels of at least 3 times the upper limit of normal occurred in 2.9% of pirfenidone patients versus 0.7% of placebo patients, these elevations occurred early, were manageable and reversible, and were similar to those observed in previous pirfenidone studies.

We intend to present additional data from the ASCEND study at the 2014 American Thoracic Society International Conference in May 2014.

The results of the ASCEND trial will supplement the existing Phase 3 clinical data from our CAPACITY clinical trials to support the potential registration of pirfenidone to treat patients with IPF in the United States. We are preparing a resubmission of our New Drug Application, or NDA, for pirfenidone to the U.S. Food and Drug Administration, or FDA, which we expect to submit to the FDA early in the third quarter of 2014. If approved by the FDA, we expect to commercially launch Esbriet in the United States in the second quarter of 2015.

Consistent with the corporate strategy we outlined during the fourth quarter of 2013, our first priority remains the successful commercialization of Esbriet in IPF, including planning and executing a successful launch in the United States if Esbriet is approved following re-submission of our NDA. We are also conducting two new clinical studies, PANORAMA and LOTUSS, to expand and explore the growth of Esbriet in IPF and in other indications. Our PANORAMA trial is designed to evaluate the safety and tolerability of N–acetylcysteine, or NAC, in patients with IPF being treated with Esbriet. Our LOTUSS trial, is a Phase 2, multinational, open-label, randomized, parallel-group, safety and tolerability study of Esbriet in patients with systemic sclerosis-related interstitial lung disease, or SSc-ILD. We are also investing in internal programs to expand Esbriet in IPF, including new formulations for Esbriet, as well as broadening our pipeline beyond Esbriet and IPF into other specialty fibrotic diseases through our internal research capability and business development initiatives.

Idiopathic Pulmonary Fibrosis (IPF)

IPF is a disease characterized by progressive fibrosis (scarring) of the lungs, which leads to their deterioration and destruction. The cause of IPF is unknown. The prognosis is poor for patients with IPF, which occurs primarily in persons 40 to 70 years old with a median survival time from diagnosis of two to five years. Published epidemiology studies suggest there is a range of between 60,000 and 80,000 IPF patients in the company’s 15 targeted European market countries. Our research suggests that there is a range of between 50,000 and 70,000 diagnosed cases of IPF in the United States. Approximately two-thirds of the affected patients are believed to have mild to moderate disease severity, and, therefore, may be eligible for treatment with Esbriet. In the United States, it is believed that approximately 15,000 to 20,000 new IPF cases develop each year, with a similar rate of incidence in the EU. Pirfenidone is the only commercially approved drug for the treatment of mild to moderate IPF and is now approved in (i) the EU and is sold by us under the trade name Esbriet, (ii) Japan and is sold by Shionogi under the trade name Pirespa®, (iii) India and is sold by Cipla Ltd. under the trade name Pirfenex®, and (iv) China and is sold by GNI Group Ltd. under the trade name Etuary.

Corporate Information

We were incorporated in 1998 in California and reincorporated in Delaware in 2000 upon becoming a public company. Our principal executive offices are located at 3280 Bayshore Boulevard, Brisbane, California 94005, and our telephone number is (415) 466-2200. We also have established wholly-owned subsidiaries in Canada and in various countries in Europe, including entities in Switzerland, Germany, France, Italy, Spain and the United Kingdom. Our web site is www.intermune.com. Information contained in or that can be accessed through our web site is not part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus.

THE OFFERING

Common stock offered by InterMune	7,500,000 shares

Option to purchase additional shares of common stock	1,125,000 shares

Common stock to be outstanding immediately after this offering	97,108,373 shares (or 98,233,373 shares if the underwriters’ option to purchase additional shares is exercised in full)

Use of proceeds	We intend to use the net proceeds from this offering to fund the commercialization activities in anticipation of the potential commercial launch of Esbriet (pirfenidone) in the United States and ongoing commercialization in Europe, to fund research and development programs with Esbriet and other compounds intended to address IPF and other fibrotic diseases, and for general corporate purposes. We may also use a portion of the net proceeds for capital expenditures or for acquisitions or investments in businesses, products or technologies that are complementary to our own. We will retain broad discretion over the use of the net proceeds from this public offering. See “Use of Proceeds” on page S-43.

Risk factors	See “Risk Factors” beginning on page S-9 for a discussion of factors that you should consider before buying shares of our common stock.

The NASDAQ Global Select Market symbol	“ITMN”

The foregoing discussion and table are based on 89,608,373 shares of common stock issued and outstanding as of December 31, 2013 and excludes:

•	2,484,147 shares of our common stock issuable upon exercise of outstanding options under our stock option plans at a weighted average exercise price of $16.14 per share;

•	11,971,900 shares available for future issuance under our Amended and Restated 2000 Equity Incentive Plan;

•	954,725 shares available for future issuance under our 2000 Employee Stock Purchase Plan;

•	972,458 shares of our common stock issuable upon conversion of our $18.4 million 5.00% convertible senior notes due 2015 (which we refer to as our 2015 notes) that are outstanding as of December 31, 2013 (assuming that the 2015 notes had been converted as of December 31, 2013);

•	9,382,287 shares of our common stock issuable upon conversion of our $120.8 million 2.50% convertible senior notes due 2017 (which we refer to as our 2017 notes) that are outstanding as of December 31, 2013 (assuming that the 2017 notes had been converted as of December 31, 2013); and

•	4,882,069 shares of our common stock issuable upon conversion of our $155.3 million 2.50% convertible senior notes due 2018 (which we refer to as our 2018 notes) that are outstanding as of December 31, 2013 (assuming that the 2018 notes had been converted as of December 31, 2013).

Unless otherwise stated, all information contained in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares.

SUMMARY CONSOLIDATED FINANCIAL DATA

We derived the summary consolidated financial data for the three years ended December 31, 2011, 2012 and 2013 from our audited consolidated financial statements, which are incorporated by reference in this prospectus. The information presented below has been revised to reflect our Actimmune business as a discontinued operation. The following information should be read in conjunction with our consolidated financial statements and condensed consolidated financial statements and related notes incorporated by reference in this prospectus For more details on how you can obtain our Securities and Exchange Commission, or Commission, reports and other information, you should read the section of this prospectus supplement entitled “Where You Can Find More Information.”

The as adjusted balance sheet data gives effect to the issuance and sale of 7,500,000 shares of our common stock in this offering at the public offering price of $32.75 per share, after deducting the underwriting discounts and estimated offering expenses payable by us.

	Year Ended December 31,
	2011	2012	2013
	(In thousands, except per share amounts)
Consolidated Statement of Operations Data
Revenue, net
Esbriet	$2,778	$26,174	$70,339
Collaboration revenue	2,629	—	—

Total revenue, net	5,407	26,174	70,339
Costs and expenses:
Cost of goods sold	1,406	8,916	10,406
Research and development	74,973	106,571	113,506
Selling, general and administrative	89,463	105,295	145,051

Total costs and expenses	165,842	220,782	268,963

Income (loss) from operations	(160,435)	(194,608)	(198,624)
Other income (expense):
Interest income	556	586	427
Interest expense	(6,408)	(8,927)	(14,602)
Change in value of embedded conversion derivative	—	—	2,422
Loss on extinguishment of debt	—	—	(7,900)
Other	(658)	(373)	(1,610)

Income (loss) from continuing operations before income taxes	(166,945)	(203,322)	(219,887)
Income tax expense (benefit)	(4,594)	(18,633)	890

Income (loss) from continuing operations	(162,351)	(184,689)	(220,877)
Income from discontinued operations, net of taxes	7,577	34,608	1,209

Net income (loss)	$(154,774)	$(150,081)	$(219,568)

Basic net income (loss) per share
Continuing operations	$(2.70)	$(2.83)	$(2.71)
Discontinued operations	0.12	0.53	0.01

Basic net income (loss) per share	$(2.58)	$(2.30)	$(2.70)

Diluted net income (loss) per share
Continuing operations	$(2.70)	$(2.83)	$(2.71)
Discontinued operations	0.12	0.53	0.01

Diluted net income (loss) per share	$(2.58)	$(2.30)	$(2.70)

Shares used in computing basic net income (loss) per share	60,100	65,184	81,391

Shares used in computing diluted net income (loss) per share	60,100	65,184	81,391

	As of December 31,
	2011	2012	2013	2013
	Actual			As adjusted
	(In thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and available-for-sale securities	$425,110	$307,986	$387,007	$620,001
Working capital	409,047	274,980	366,120	599,114
Total assets	472,623	363,466	462,633	695,627
Long-term obligations:
5.00% convertible senior notes due 2015	85,000	85,000	18,360	18,360
2.50% convertible senior notes due 2017(1)	—	—	91,492	91,492
2.50% convertible senior notes due 2018	155,250	155,250	155,250	155,250

Total long-term obligations	240,250	240,250	265,102	265,102
Accumulated deficit	(947,869)	(1,097,950)	(1,317,518)	(1,317,518)

Total stockholders’ equity	$198,168	$66,317	$134,283	$367,277

(1)	In accordance with Accounting Standards Codification Subtopic 470-20, or ASC 470-20, convertible debt instruments that may be settled entirely or partially in cash upon conversion are required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s non-convertible debt interest rate. Upon issuance, a debt discount will be recognized as a decrease in debt and an increase in equity. The debt component will accrete up to the principal amount over the expected term of the debt. Such accounting guidance does not affect the actual amount that we are required to repay. The amount shown in the table above for the 2017 notes and stockholders’ equity do not reflect the application of ASC 470-20. In addition, if and so long as we do not have sufficient reserves of our common stock in order to settle the conversion of the notes solely in stock, the conversion option that is part of the notes may be accounted for as a derivative pursuant to accounting standards relating to derivative instruments and hedging activities. Under such standards, for each financial statement period after issuance of the notes, if we do not then have sufficient reserves of our common stock in order to settle the conversion of the notes solely in stock, a gain (or loss) would be reported in our consolidated statement of operations to the extent the valuation of the conversion option changes from the previous period, which could result in significant volatility in our results of operations. The amounts in the table above do not reflect any liabilities that would be recorded on our balance sheet to reflect such embedded derivative.

On January 1, 2012, we adopted guidance regarding comprehensive income, which was applied retrospectively, that provides companies with the option to present the components of net income, the components of other comprehensive income and the total of comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The standard eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments in this guidance do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified in net income. We adopted the two-statement approach in the first quarter of 2012.

The table below presents selected historical consolidated statements of comprehensive income (loss) data. We have derived our consolidated statements of comprehensive income (loss) data for the years ended December 31, 2011, 2012 and 2013 from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 and incorporated by reference in this prospectus. The following selected financial information revises historical information to illustrate the presentation required by the guidance regarding comprehensive income (loss) described above for each of the periods presented.

STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2011	2012	2013
	(In thousands)
Net income (loss)	$(154,774)	$(150,081)	$(219,568)
Other comprehensive income (loss):
Foreign currency translation adjustment	961	(573)	326
Unrealized gains (losses) on available-for-sale securities:
Unrealized gains (losses) during period	116	52	(55)
Less: Reclassification adjustments for gains transferred to net income (loss)	(15)	(3)	2

Total other comprehensive income	1,062	(524)	273
Comprehensive income (loss)	$(153,712)	$(150,605)	$(219,295)

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risk factors described below and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occur, it may materially harm our business, financial condition, operating results or cash flow. As a result, the market price of our common stock could decline, and you could lose all or part of your investment. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Related to Our Dependence on Pirfenidone

We are dependent on the commercial success of Esbriet (pirfenidone) for the treatment of IPF in the European Union, other European countries and Canada, and on the regulatory approval of pirfenidone for the treatment of IPF in the United States, which may never occur.

In February 2011, we were granted marketing authorization to commercialize Esbriet (pirfenidone) in the European Economic Area, which is comprised of the 28 Member States of the European Union plus Norway, Iceland, and Liechtenstein, for the treatment of adults with mild to moderate IPF. We have since launched the product in various European countries plus Canada. In February 2014, we announced positive top-line data from our Phase 3 clinical trial of pirfenidone, ASCEND, demonstrating that pirfenidone significantly reduced IPF disease progression as measured by the primary endpoint of change in percent predicted FVC from Baseline to Week 52. However, pirfenidone is still under investigation for the treatment of IPF in the United States and has not been approved by the FDA. On June 19, 2012, we completed the divestiture of our worldwide development and commercialization rights to our only other commercial product, Actimmune.

Because we do not currently have a product candidate other than pirfenidone in clinical development, our future success depends on the continued commercialization of Esbriet in the EEA, and on obtaining regulatory approval from the FDA to market pirfenidone for the treatment of IPF in the United States. If our pirfenidone product is approved by the FDA, our future success will depend on our successful commercialization of pirfenidone in the United States together with continued commercialization of Esbriet in the EEA.

We may not succeed in our ongoing commercial efforts in the EEA, or, if pirfenidone is approved by the FDA, in our efforts to commercialize pirfenidone in the United States. We may experience delays in receiving, or may never receive, regulatory approval to market and sell pirfenidone in the United States. We may experience delays and unforeseen difficulties in the commercialization of Esbriet in one or more of the EEA member states. We could also experience significant competition in both the EEA and the United States, which could negatively affect our commercialization efforts.

If we also fail to develop future product candidates for any reason, including the reasons stated in “Risks Related to the Development of Our Products and Product Candidates,” we will continue to be dependent on the successful commercialization of pirfenidone.

If we do not successfully commercialize Esbriet in the EEA and/or receive regulatory approval in the United States for pirfenidone for the treatment of IPF and subsequently successfully commercialize pirfenidone in the United States, our ability to generate additional revenue will be jeopardized and, consequently, our business will be seriously harmed.

The results of our ASCEND Phase 3 clinical trial may fail to demonstrate to the FDA sufficient efficacy of pirfenidone to permit approval by the FDA and may have a negative effect on sales of Esbriet in the EEA.

In November 2009, we submitted a new drug application, or NDA, to the FDA seeking approval of pirfenidone for IPF. Following submission of the NDA, the FDA convened an Advisory Committee to review the application and make a recommendation regarding approval. Although the Advisory Committee recommended approval of pirfenidone to reduce decline in lung function in patients with IPF, the FDA issued us a Complete Response Letter on May 4, 2010, requesting an additional clinical trial to support the efficacy of pirfenidone in IPF. Our NDA was supported by our CAPACITY 1 and CAPACITY 2 trials, which were designed using FVC as the primary endpoint, as opposed to mortality, even though the FDA had advised us that mortality would be the ideal endpoint and that the FDA was uncertain as to what would constitute a clinically meaningful treatment effect of pirfenidone based on FVC change. We met the primary endpoint of FVC change with statistical significance in our CAPACITY 2 trial but not in our CAPACITY 1 trial. While in our view the totality of the data from CAPACITY 1 and CAPACITY 2 supports the efficacy and safety of pirfenidone in IPF, the FDA disagreed with our view, issued a Complete Response Letter, and requested additional efficacy data.

We have evaluated our clinical development options to gain FDA approval of pirfenidone for the treatment of IPF within the United States, and we initiated an additional Phase 3 clinical trial known as the ASCEND trial during the second quarter of 2011. In February 2014, we announced positive top-line data from ASCEND, demonstrating that pirfenidone significantly reduced IPF disease progression as measured by the primary endpoint of change in percent predicted FVC from Baseline to Week 52. We do not have a Special Protocol Assessment, or SPA, in place with the FDA for the ASCEND trial, and the results of this Phase 3 clinical trial, together with the results of our CAPACITY trials, may not be satisfactory to the FDA to support approval of pirfenidone. The ASCEND trial was a 52 week trial with FVC as the primary endpoint. Key secondary endpoints included change in six-minute walk test (6MWT) distance and progression-free survival, which is based on the earliest of time to death, FVC decrement of 10% or greater, or decrement in 6MWT distance of 50 meters or more. In our meeting with the FDA in March 2011 relating to our plans for the ASCEND trial, the FDA indicated that it would prefer a trial with a longer duration (72 weeks) if designed with a FVC endpoint. While the FDA indicated that a 52 week trial with a FVC endpoint could support approval, the FDA further indicated that a trial with a FVC endpoint would need to provide supportive evidence of an effect on mortality. Additional secondary endpoints in ASCEND do include all-cause mortality and on-treatment IPF-related deaths (both evaluated independently in ASCEND as well as pooled with the previous CAPACITY data), and dyspnea. However, based on the relatively low mortality rate in this patient population and the treatment effect on mortality seen in CAPACITY, ASCEND was not powered for the mortality endpoint, even after pooling with CAPACITY data. Since ASCEND is not powered for the mortality endpoint, we may not be able to demonstrate a treatment effect on mortality by pooling data from ASCEND with CAPACITY.

Whether data from our ASCEND trial when combined with the data from our CAPACITY trials will be sufficient to demonstrate an effect on mortality and/or to obtain FDA approval of pirfenidone for the treatment of IPF will be the subject of review by the FDA at the time of our anticipated NDA resubmission. If the results of the ASCEND trial are not satisfactory to the FDA to support regulatory approval of pirfenidone in the United States, then we will not be able to sell Esbriet in the United States. Further, a negative regulatory outcome by the FDA for pirfenidone may negatively affect the sales of Esbriet in the EU and/or may be considered by EU regulatory agencies when assessing reimbursement for Esbriet, which may lead to a reduction in the amount of reimbursement amounts in certain countries. Additionally, as in any clinical trial, discovery of unknown problems with pirfenidone in the ASCEND trial could negatively impact the approved safety and efficacy profile and result in possible reduced sales or product withdrawal in the EU. Because of our dependence on the commercial success of Esbriet in the EU, a negative regulatory outcome by the FDA could materially and adversely affect our business and prospects, including, but not limited to, negatively impacting the pricing and reimbursement guidelines for Esbriet in one or more countries in the EU and thereby negatively impacting Esbriet revenue and our financial results. For additional risks related to clinical studies and government regulations, see the risks under “Risks Related to Government Regulation and Approval of Our Products and Product Candidates.”

Risks Related to the Commercialization of Our Products and Product Candidates

Our revenue from sales of Esbriet in the EEA is dependent upon the pricing and reimbursement guidelines adopted in each of the various countries in the EEA, which levels may vary and may fall well below our current expectations.

We currently have agreed pricing and /or reimbursement levels for Esbriet in Austria, Belgium, Denmark, Finland, France, Germany, Iceland, Italy, Ireland, Luxembourg, Norway, Sweden, the UK and Canada. We have developed estimates of anticipated pricing in other countries, including in the United States, if pirfenidone is approved for sale. These estimates are our expectations, which are based upon the lethal nature of IPF, the lack of any approved therapies for IPF, the Orphan Drug designation of Esbriet, our perception of the overall cost benefit of Esbriet and the current pricing of therapies with a similar product profile, such as treatments for pulmonary hypertension.

Due to efforts to provide for containment of health care costs, the reimbursement institutions in the countries in which we seek approval for sale of Esbriet may not agree to our estimated level of pricing and reimbursement. Various countries that have approved Esbriet have mechanisms that may result in a reduction in our estimated level of governmental pricing and reimbursement. Furthermore, in various countries in the EEA, we may be subject to additional negotiated and confidential governmental clauses and/or discounts which, while customary and routine for reimbursed drugs in these countries, may also adversely impact our realized Esbriet price.

For example, in Germany pricing is subject to the rules of the German Act on the Reform of the Market for Medicinal Products, or AMNOG, which provide terms that an orphan drug must be re-evaluated following the drug’s costs to the German health system of 50 million Euros inclusive of VAT and before rebate deduction in any 12-month period. Therefore, upon reaching that sales level, we will be required to submit a full Esbriet dossier to Germany’s Federal Joint Committee and pass through the whole AMNOG process. This may require a new pricing agreement between InterMune and the SpiKK, that may result in a lower price than today’s negotiated price. The current price agreement between SpiKK and InterMune is valid until September 15.2014, upon that time point, both parties can terminate that contract and start new negotiations, which may end up in an additional rebate for Esbriet.

Similarly, in France, IPF is currently in the category of Affections de Longue Durée, or ALD’s (Long Term Diseases) which qualifies Esbriet for a certain level of reimbursement. However, the Transparency Commission of the French National Health Authority, the French agency responsible for assessing medicinal products and advising the health authorities on whether those products provide sufficient benefit to be covered by French National Health Insurance, may revise the criteria by which it defines ALD’s and IPF may not qualify as an ALD. In such case, IPF patients may not be fully reimbursed for the use of Esbriet for the treatment of IPF which may lead to decreased Esbriet utilization and negatively impact our ability to generate revenue from Esbriet sales in France.

In Italy, the Board of the Italian Drug Agency, or AIFA, approved the pricing and reimbursement conditions for Esbriet under a risk-sharing arrangement, pursuant to which patients’ FVC will be measured at six months after initiation of Esbriet therapy. Patients whose percent predicted FVC declines in absolute terms by 10 percent or more during the first six-month treatment period will not be eligible for reimbursement and their cost of therapy during their treatment period will be credited to the National Health Care System. We expect that between 10% and 15% of patients that initiate therapy will have such an FVC decline.

In England and Wales, the National Institute for Health and Clinical Excellence, or NICE, Appraisal Committee recommended pirfenidone as an option for treating IPF patients whose FVC is between 50% and 80% of predicted at the initiation of therapy, but recommended that treatment with pirfenidone for these patients should be discontinued if there is evidence of disease progression, as defined by a decline in percentage predicted FVC of 10% or more within any 12-month period. Based on clinical study experience with Esbriet, we expect that between 10% and 15% of patients could meet this definition of disease progression in a given 12-month period.

An unfavorable outcome following the pricing and reimbursement review period in any country may result in lower than expected pricing and reimbursement guidelines in such country, as well as in other countries that reference their pricing to that country. In addition, a negative regulatory outcome by the FDA could materially and adversely impact the pricing and reimbursement guidelines for Esbriet in any country in the EU and thereby negatively impact Esbriet revenue from such country. This would adversely impact the anticipated revenue from Esbriet.

Expansion of our commercial infrastructure is a significant undertaking that requires substantial financial and managerial resources, and we may encounter delays or may not be successful in our efforts.

Implementing the commercial infrastructure with the size necessary to support our commercial operations in Europe and to initiate a commercial launch of Esbriet in the United States, if approved, is a significant undertaking that requires substantial financial and managerial resources. To support our anticipated marketing efforts, we will need to implement a commercial infrastructure within the United States and continue to grow our commercial infrastructure in Europe. In order to successfully grow our commercial operations, we will need to increase the number of our managerial, operational, financial and other employees in the EU and the U.S., which will require additional financial resources and require significant management attention. We may not be successful in establishing the required commercial operation (including, but not limited to, failing to attract, retain and motivate the necessary skilled personnel and failing to develop a successful marketing strategy), which would negatively impact our ability to commercialize Esbriet and generate revenue from the sale of Esbriet.

Additionally, we may encounter unforeseen delays in establishing our commercial operations, which may further increase the cost of, and the resources required for, successful commercialization. Given our limited commercial history, we do not have significant experience in a commercial launch of this size and may therefore be unsuccessful.

Even if regulatory authorities approve our products or product candidates for the treatment of the diseases that we are targeting, our products may not be marketed or commercially successful.

The development of our products and product candidates is an expensive process, and we anticipate that the annual cost of treatment for the diseases for which we are seeking approval will be significant. These costs will vary for different diseases based on the dosage and method of administration. Accordingly, we may decide not to market any of our products or product candidates for an approved disease because we believe that it may not be commercially successful.

Market acceptance of and demand for our products and product candidates, including Esbriet in the EEA, will depend on many factors, including but not limited to:

•	cost of treatment;

•	pricing and availability of alternative products;

•	our ability to obtain third-party coverage or reimbursement for our products or product candidates to treat a particular disease;

•	perceived efficacy relative to other available therapies;

•	shifts in the medical community to new treatment paradigms or standards of care;

•	relative convenience and ease of administration; and

•	prevalence and severity of adverse side effects associated with treatment.

We are in the early stages of Esbriet commercialization in most of the countries in Europe and Canada and we are still developing information with regard to the market acceptance of Esbriet. As a result, we may have to revise our estimates regarding the acceptance of Esbriet under our current pricing structure, and/or reevaluate and/or change the current pricing for Esbriet. For more information, please see the risk factor above titled “Our revenue from sales of Esbriet in the EEA is dependent upon the pricing and reimbursement guidelines adopted in each of the various countries in the EEA, which levels may vary and may fall significantly below our current expectations.”

Our products or product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.

Undesirable side effects caused by Esbriet could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other comparable foreign authorities where we have not currently obtained approval. To date, patients treated with Esbriet have experienced some drug-related side effects. Additionally, if we or others later identify undesirable side effects caused by Esbriet, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may withdraw approvals of such product;

•	regulatory authorities may order product recalls;

•	regulatory authorities may require additional warnings on the label;

•	we may be required to create a medication guide outlining the risks of such side effects for distribution to patients;

•	we could be sued and held liable for harm caused to patients; and

•	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the affected product or could substantially increase the costs and expenses of commercializing the product, which in turn could delay or prevent us from generating significant revenues from its sale. If such side effects are found to be serious, we may be unable to sell pirfenidone or such other product, and may be forced to modify, delay, or discontinue our operations, which could materially diminish the value of your investment.

The pricing and profitability of our products may be subject to control by the government and other third-party payors, and if these entities do not provide coverage reimbursement patients for Esbriet or our other current or future products, our revenue and prospects for profitability will suffer.

The pricing and profitability of our products may be subject to control by governmental and other third-party payors. In addition, in many foreign markets, the pricing and/or profitability of prescription pharmaceuticals are subject to governmental control. In the United States, we expect that there will continue to be federal and state proposals to implement similar governmental controls, such as those imposed in recent years. For example, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, the Affordable Care Act contains a number of provisions, including those governing enrollment in federal healthcare programs, reimbursement changes and fraud and abuse measures, all of which will impact existing government healthcare programs and will result in the development of new programs. The Affordable Care Act, among other things, (i) increases the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program, extends the rebate program to individuals enrolled in Medicaid managed care organizations, and addresses new methodologies by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, and for drugs that are line extension products; (ii) establishes annual fees and taxes on manufacturers of certain branded prescription drugs, and (iii) enacts a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D.

Other significant legislative changes have been proposed and adopted in the United States since the Affordable Care Act was enacted. On August 2, 2011, the Budget Control Act of 2011 among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers up to 2% per fiscal year, which went into effect on April 1, 2013. On January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our products once approved or additional pricing pressures.

In addition to legislation and controls impacting pricing pressures in healthcare, our ability to successfully commercialize Esbriet or other product candidates for particular diseases, is highly dependent on the extent to which coverage and reimbursement for such products is available at all or in part from:

•	private health insurers, including managed care organizations;

•	governmental payors, such as state-run payors in the EU and Canada, as well as federal programs/payors such as Medicaid, the U.S. Public Health Service Agency and Veterans’ Administration; and

•	other third-party payors

The continuing efforts of governmental and other third-party payors to contain or reduce the cost of healthcare through various means may adversely affect our ability to successfully commercialize our products. If governmental and other third-party payors do not provide adequate coverage and reimbursement levels for Esbriet, or our other current or future products, market acceptance of our products will be reduced, and our sales will suffer. For more information, please see the risk factor above titled “Our revenue from sales of Esbriet in the EEA is dependent upon the pricing and reimbursement guidelines adopted in each of the various countries in the EEA, which levels may vary and may fall well below our current expectations.”

The activities of competitive drug companies, or others, may limit our products’ revenue potential or render them obsolete.

Our commercial opportunities will be reduced or eliminated if our competitors develop or market products that, compared to our products or product candidates:

•	are more effective;

•	receive broader claims in their labels;

•	have fewer or less severe adverse side effects;

•	are better tolerated;

•	have better patient compliance;

•	receive better reimbursement terms;

•	are more accepted by physicians;

•	are more adaptable to various modes of dosing;

•	have better distribution channels;

•	are easier to administer; or

•	are less expensive, including but not limited to a generic version of pirfenidone.

Even if we are successful in developing effective drugs, our products may not compete effectively with our competitors’ current or future products. We expect that Esbriet may compete in the EEA and, if approved by the FDA in the U.S., with other products that are being developed for the treatment of IPF, including possible generic versions of pirfenidone in the U.S., EEA and potentially other markets following the expiration of, or in the absence of market exclusivity. Pirfenidone has certain formulation and method of use patents that protect it, but it has no composition of matter patent protection. Unless we have (i) Orphan Drug designation and enjoy the associated marketing exclusivity, (ii) other market or data exclusivity protection or (iii) other types of patent protection in a particular jurisdiction, we may face competition from a lower cost version of pirfenidone in such a jurisdiction earlier than we might like.

There are many pharmaceutical companies, biotechnology companies, public and private universities, government agencies and research organizations actively engaged in research and development of products, some of which may target the same indications as our product candidates. For example, in December 2010, Gilead entered into an agreement to acquire Arresto whereby Gilead gained access to Arresto’s Phase 1 humanized monoclonal antibody compound, AB0024, currently in clinical development for the treatment of IPF. In 2011, Bristol-Myers Squibb purchased Amira Pharmaceuticals and acquired their LPA1 receptor antagonist for study as a potential treatment of IPF. Additionally, Boehringer Ingelheim, or BI, has published phase 2 data for BIBF-1120 (nintedanib), a triple kinase inhibitor that is being studied to treat several types of cancers and has showed some potential efficacy at high doses in IPF. BI recently completed its Phase 3 trial and is expected to announce results shortly. Furthermore, there are at least seven products in various stages of phase 2 development for IPF, including CC-4047 and CC-930 from Celgene, CNTO-888 from Janssen (J&J),

FG-3019 from Fibrogen, GC-1008 from Sanofi, QAX-576 from Novartis and STX-100 from Biogen Idec (acquirer of Stromedix).

Finally, the National Institutes of Health sponsored the PANTHER trial to evaluate the use of NAC (N-acetylcysteine) (a generic drug) versus placebo in the treatment of IPF patients. The trial was recently completed. If NAC is shown to be an effective treatment for IPF, it may create competition in some territories. Since NAC is commercially marketed in the United States for other indications as a generic product, this may create pressure on volume and prices of Esbriet as physicians could prescribe NAC for the unapproved use of IPF in the United States. If NAC is FDA-approved for IPF, this could also create competition for Esbriet. Our competitors include larger, more established, fully integrated pharmaceutical companies and biotechnology companies that have substantially greater capital resources, existing competitive products, larger research and development staffs and facilities, greater experience in drug development and in obtaining regulatory approvals and greater marketing capabilities than we do.

Risks Related to the Development of Our Products and Product Candidates

Drug development is a long, expensive and uncertain process, and delay or failure can occur at any stage of any of our clinical trials.

To gain approval to market a product for the treatment of a specific disease, we must provide the FDA, the European Medicines Agency, or EMA, and other foreign regulatory authorities with clinical data that adequately demonstrate to the satisfaction of the FDA or foreign regulatory authorities the safety and efficacy of that product for the proposed indication. Drug development is a long, expensive and uncertain process, and delay or failure can occur at any stage of any of our clinical trials. A number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in clinical trials, even after promising results in earlier preclinical or clinical trials. These setbacks have been caused by, among other things, preclinical findings made while clinical studies were underway and safety or efficacy observations made in clinical studies. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and the results of clinical trials by other parties may not be indicative of the results in trials we may conduct. For example, in March 2007, we terminated our development of Actimmune for patients with IPF as a result of our decision to discontinue the INSPIRE trial on the recommendation of the study’s independent DMC. For specific risks related to the pirfenidone development program, please see the risk factor titled “If our clinical trials fail to demonstrate to the satisfaction of the FDA, the EMA, and foreign regulatory authorities that any of our products or product candidates are safe and effective for the treatment of particular diseases, the FDA, the EMA, and foreign regulatory authorities may require us to conduct additional clinical trials or may not grant us marketing approval for such products or product candidates for those diseases” below.

We do not know whether future clinical trials will be fully enrolled, initiated, or completed on schedule or at all.

The commencement or completion of any of our clinical trials may be delayed, halted, or discontinued for numerous reasons, including, but not limited to, the following:

•	patients do not enroll in clinical trials at the rate we expect;

•	the FDA or other regulatory authorities do not approve a clinical trial protocol or place a clinical trial on clinical hold;

•	we may not be able to identify or develop a product candidate that can be successful for clinical development;

•	patients experience adverse side effects or unsafe toxicity levels;

•	patients withdraw or die during a clinical trial for a variety of reasons, including adverse events associated with the advanced stage of their disease and medical problems that may or may not be related to our products or product candidates;

•	the interim results of the clinical trial are inconclusive or negative;

•	our trial design, although approved, is inadequate to demonstrate safety and/or efficacy;

•	third-party clinical investigators do not perform our clinical trials on our anticipated schedule or consistent with the clinical trial protocol and good clinical practices or other third-party organizations do not perform data collection and analysis in a timely or accurate manner;

•	our contract laboratories fail to follow good laboratory practices; or

•	sufficient quantities of the trial drug are not available.

Patient enrollment, a significant factor in the timing of clinical trials, is affected by many factors, including the size and nature of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the design of the clinical trial, competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages of the drug being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating. For example, we experienced slower than anticipated patient enrollment in our ASCEND clinical trial, resulting in a delay to the development program.

We could also encounter delays if a clinical trial is suspended or terminated by us, by the IRBs or Ethics Committees of the institutions in which such trials are being conducted, by the Data Monitoring Committee, or DMC, for such trial or by the FDA, EEA Competent Authorities, or other regulatory authorities. Such authorities may impose such a suspension or termination due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA, EEA Competent Authorities, or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. For example, in March 2007, we terminated our development of Actimmune for patients with IPF after discontinuing the INSPIRE trial on the recommendation of the study’s independent DMC.

Our development costs will further increase if we have material delays in our current clinical trials for pirfenidone or if we need to perform more or larger clinical trials than initially planned for future product candidates. For example, in 2013, we initiated our PANORAMA trial, a randomized, double-blind, placebo controlled Phase 2 clinical study designed to evaluate the safety and tolerability of N–acetylcysteine (NAC) in patients with IPF and who are being treated with pirfenidone. In addition, we have also initiated our LOTUSS trial, a Phase 2, multinational, open-label, randomized, parallel-group, designed to study the safety and tolerability of pirfenidone in patients with systemic sclerosis-related interstitial lung disease. Any delays in enrollment or modifications to trial design for this study would increase our development costs. If there are any significant delays for any of our other current or planned clinical trials, our business, financial condition, financial results and the commercial prospects for our products and product candidates will be harmed, and our prospects for profitability will be impaired. In addition, delays or discontinuations of our clinical trials could require us to cease development efforts of a product candidate in part or altogether, which will harm our business or financial condition and the commercial prospects for such product and product candidate.

Whether we will have any future products other than those based on pirfenidone is largely dependent on the success of our research and development programs, which are at an early stage. Our drug candidates other than pirfenidone are still in early stages of development and we may not be able to successfully discover, develop, obtain regulatory approval for or commercialize any such drug candidates.

We intend to invest significant time and financial resources in our research and development programs. We currently have one product in the EU and Canada, Esbriet, based on pirfenidone. Whether we will have any future products other than those based on pirfenidone depends substantially upon our ability to discover, develop, obtain regulatory approval for and commercialize our other drug candidates successfully. Our research and development programs are prone to the significant and likely risks of failure inherent in drug development. We currently do not, and may never, have any other drug candidates in clinical trials, and we have not identified drug candidates for many of our research programs.

Before obtaining regulatory approvals for the commercial sale of any drug candidate for a target indication, we must demonstrate with substantial evidence gathered in well-controlled clinical trials, and, with respect to approval in the United States, to the satisfaction of the FDA, or, with respect to approval in other countries, similar regulatory authorities in those countries, that the drug candidate is safe and effective for use for that target indication. Satisfaction of these and other regulatory requirements is costly, time consuming, uncertain, and subject to unanticipated delays. Despite our efforts, our drug candidates may not:

•	offer improvement over existing, comparable products;

•	be proven safe and effective in clinical trials; or

•	meet applicable regulatory standards.

Positive results in preclinical studies of a drug candidate may not be predictive of similar results in humans during clinical trials, and promising results from early clinical trials of a drug candidate may not be replicated in later clinical trials. Interim results of a clinical trial do not necessarily predict final results. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials even after achieving promising results in early-stage development. Accordingly, the results from completed preclinical studies and clinical trials for our drug candidates may not be predictive of the results we may obtain in later stage trials or studies. Our preclinical studies or clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional preclinical studies or clinical trials, or to discontinue clinical trials altogether.

We do not expect any of our drug candidates to be commercially available for several years and some or all may never become commercially available. Accordingly, we may never generate revenues through the sale of products other than those based on pirfenidone.

Risks Related to Government Regulation and Approval of our Products and Product Candidates

If our clinical trials fail to demonstrate to the satisfaction of the FDA, EMA, and other foreign regulatory authorities that any of our products or product candidates are safe and effective for the treatment of particular diseases, the FDA, EMA and other foreign regulatory authorities may require us to conduct additional clinical trials or may not grant us marketing approval for such products or product candidates for those diseases.

We are not permitted to market our product candidates in the United States until we receive approval of an NDA from the FDA, or in any foreign countries until we receive the requisite approval from such countries. Before obtaining regulatory approvals for the commercial sale of any product candidate for a target indication, we must demonstrate with evidence gathered in preclinical and well-controlled clinical trials, and, with respect to approval in the United States, to the satisfaction of the FDA and, with respect to approval in other countries, similar regulatory authorities in those countries, that the product candidate is safe and effective for that target indication and that the manufacturing facilities, processes and controls are adequate. Our failure to adequately demonstrate the safety and effectiveness of any of our products or product candidates for the treatment of particular diseases may delay or prevent our receipt of the FDA’s and foreign regulatory authorities’ approval and, ultimately, may prevent commercialization of our products and product candidates for those diseases.

The FDA, the EMA and other foreign regulatory authorities have substantial discretion in deciding whether, based on the benefits and risks in a particular disease, any of our products or product candidates should be granted approval for the treatment of that particular disease. Even if we believe that a clinical trial or trials have demonstrated the safety and statistically significant efficacy of any of our products or product candidates for the treatment of a disease, the results may not be satisfactory to the FDA, EMA, or other foreign regulatory authorities. Preclinical and clinical data can be interpreted by the FDA, EMA and other foreign regulatory authorities, including their advisory committees, in different ways than we interpret the data, which could delay, limit or prevent regulatory approval. In addition, even if advisory committees to the FDA recommend approval of our product candidates, such recommendations are non-binding and the FDA may not approve our NDA for the product candidates. For example, nine of the twelve members of the Pulmonary-Allergy Drugs Advisory Committee, or PADAC, of the FDA recommended approval of pirfenidone to reduce decline in lung function in patients with IPF. However, notwithstanding the PADAC approval recommendation, we subsequently received a Complete Response Letter from the FDA requesting an additional clinical trial to support the efficacy of pirfenidone. If regulatory delays are significant or regulatory approval is limited or denied altogether, our financial results and commercial prospects will be harmed, and our prospects for profitability will be significantly impaired.

Both our CAPACITY and ASCEND trials were conducted without a SPA with the FDA. The FDA’s SPA process creates a written agreement between the sponsoring company and the FDA regarding clinical study design and other clinical study issues that can be used to support approval of a product candidate. We did not obtain a SPA agreement with the FDA and therefore there was no assurance that the results would provide a sufficient basis in the view of the FDA for the FDA to grant regulatory approval of a new drug application for pirfenidone for the treatment of IPF. In addition, while the FDA will consider and approve NDAs based on various endpoints, the FDA had indicated that mortality is the ideal endpoint for IPF clinical trials. We designed and conducted CAPACITY 1, CAPACITY 2 and ASCEND based on FVC change as the primary endpoint, as opposed to mortality. The FDA had advised us that they were uncertain as to what would constitute a clinically meaningful treatment effect of pirfenidone on this endpoint. The primary endpoint of FVC change was met with statistical significance in CAPACITY 2 but not in CAPACITY 1. In 2010, the FDA determined that our NDA application was not adequate to support the efficacy of pirfenidone for the treatment of IPF and issued to us a Complete Response Letter requesting an additional clinical trial to support the efficacy of pirfenidone in IPF. Following issuance of the Complete Response Letter, we initiated the ASCEND trial during the second quarter of 2011.

In February 2014, we announced positive top-line data from ASCEND, demonstrating that pirfenidone significantly reduced IPF disease progression as measured by the primary endpoint of change in percent predicted FVC from Baseline to Week 52. However, the results of ASCEND may not be sufficient to cause the FDA to grant regulatory approval for the sale of pirfenidone in the USA, or if such approval is granted, to cause the FDA to approve any mortality claim in the label of the approved product. If the FDA fails to approve pirfenidone for sale in USA, or if the claims permitted by such approval are limited, our business and prospects, may be materially and adversely affected, because of, among other factors, the potential negative impact on the pricing and reimbursement guidelines for Esbriet in any country in the EU and the consequent negative impact on Esbriet revenue from such country. For additional information related to the risk of the Phase 3 clinical study, please see the risk factor under the caption “Risks Related to Our Dependence on Pirfenidone—The results of our ASCEND Phase 3 clinical trial may fail to demonstrate to the FDA sufficient efficacy of pirfenidone to permit approval by the FDA and may have a negative effect on sales of Esbriet in the EEA.”

Even in the circumstances that we receive favorable data from ASCEND, FDA approval for pirfenidone, and successfully launch the product in the United States, there may be unforeseen adverse events that may cause us to update our label with additional safety information, limit our indication or require us to withdraw our product from the market. We may or may not be able to re-launch the product. Given our status as a one-product company with limited pipeline, this could have a material adverse effect on our ability to generate additional revenue, and consequently, our business will be seriously harmed.

We are subject to extensive and rigorous governmental regulation, including the requirement of FDA, EMA or other regulatory approval before our products and product candidates may be lawfully marketed. Even after we receive regulatory approval, we will be subject to ongoing obligations and continued regulatory review, which may result in significant additional expense.

The regulatory review and approval process of governmental authorities is lengthy, expensive and uncertain, and regulatory standards may change during the development of a particular product candidate. We are not permitted to market our product candidates in the United States or other countries until we have received requisite regulatory approvals. The FDA review process typically takes significant time to complete and approval is never guaranteed. Any regulatory approvals that we may receive may be subject to limitations on the indications for which the product may be marketed or the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase IV clinical trials, and surveillance to monitor the safety and efficacy of the product candidate. Markets outside of the United States such as the EEA also have requirements for approval of drug candidates with which we must comply prior to marketing. Obtaining regulatory approval for marketing of a product candidate in one country does not ensure we will be able to obtain regulatory approval in other countries, but a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory process in other countries. Also, any regulatory approval of any of our products or product candidates, once obtained, may be withdrawn.

Both before and after the approval of our product candidates and product, we, our product candidates, our product, our operations, our facilities, our suppliers, and our contract manufacturers, CROs, and contract testing laboratories are subject to extensive regulation by governmental authorities in the United States, the EEA and other countries, with regulations differing from country to country. In the United States, the FDA regulates, among other things, the pre-clinical testing, clinical trials, manufacturing, safety, efficacy, potency, labeling, storage, record keeping, quality systems, advertising, promotion, sale and distribution, marketing, and import and export of therapeutic products. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with current good manufacturing practice, or cGMP, requirements and cGCPs for any clinical trials that we conduct post-approval. Similar requirements exist in the EEA. In addition, quality control and manufacturing procedures must continue to conform to cGMPs regulations after approval, and the FDA, and EEA Competent Authorities periodically inspects manufacturing facilities to assess compliance with cGMP. Accordingly, we and others with whom we work must continue to expend time, money, and effort in all areas of regulatory compliance, including manufacturing, production, and quality control. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things, one or more of the following actions: notices of violation, untitled letters, warning letters, fines and other monetary penalties, unanticipated expenditures, delays in approval or refusal to approve a product candidate; product recall or seizure; interruption of manufacturing or clinical trials; operating restrictions; injunctions; and criminal prosecution. Any failure to receive the marketing approvals necessary to commercialize our product candidates could harm our business.

The FDA’s, EMA, and EEA Member State policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. The FDA has increased its attention to product safety concerns in light of recent high profile safety issues with certain drug products in the United States. Moreover, heightened Congressional scrutiny on the adequacy of the FDA’s drug approval process and the agency’s efforts to assure the safety of marketed drugs has resulted in proposed agency initiatives and new legislation addressing drug safety issues. If adopted, any new legislation or agency initiatives could result in delays or increased costs during the period of product development, clinical trials and regulatory review and approval, as well as increased costs to assure compliance with any new post-approval regulatory requirements. These restrictions or requirements could require us to conduct costly studies. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained, which would adversely affect our business, prospects and ability to achieve or sustain profitability

Our failure or alleged failure to comply with federal, state and foreign laws governing the promotion of our products, including anti-kickback, false claims and anti-corruption could result in civil and/or criminal sanctions and/or harm our business.

If we obtain FDA approval for any of our product candidates and begin commercializing those products in the United States, our operations may be directly, or indirectly through our customers, subject to various federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute, the federal False Claims Act, and physician sunshine laws and regulations. These laws may impact, among other things, our proposed sales, marketing, and education programs. In addition, we may be subject to patient privacy regulation by both the federal government and the states in which we conduct our business. The laws that may affect our ability to operate include:

•	the federal Anti-Kickback Statute, which prohibits, among other things, any person from knowingly and willfully offering, soliciting, receiving or providing remuneration, directly or indirectly, to induce either the referral of an individual, for an item or service or the purchasing or ordering of a good or service, for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs;

•	the federal False Claims Act, which prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, false claims, or knowingly using false statements, to obtain payment from the federal government, and which may apply to entities that provide coding and billing advice to customers;

•	federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters; the federal physician sunshine requirements under the Affordable Care Act, which requires manufacturers of drugs, devices, biologics, and medical supplies to report annually to the Centers for Medicare & Medicaid Services information related to payments and other transfers of value to physicians, other healthcare providers, and teaching hospitals, and ownership and investment interests held by physicians and other healthcare providers and their immediate family members;

•	the federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, which governs the conduct of certain electronic healthcare transactions and protects the security and privacy of protected health information; and state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers;

•	state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the applicable compliance guidance promulgated by the federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; and

•	state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. In addition, recent health care reform legislation has strengthened these laws. For example, the recently enacted Affordable Care Act, among other things, amends the intent requirement of the Federal Anti-Kickback Statute and criminal healthcare fraud statutes. A person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it. In addition, the Affordable Care Act provides that the government may assert that a claim including items or services resulting from a violation of the Federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act.

Achieving and sustaining compliance with these laws may prove costly. In addition, any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, the exclusion from participation in federal and state healthcare programs, imprisonment, or the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our financial results.

We are also subject to the U.S. Foreign Corrupt Practices Act and anti-corruption laws, and similar laws in foreign countries, such as the U.K. Bribery Act of 2010, which became effective on July 1, 2011. In general, there is a worldwide trend to strengthen anticorruption laws and their enforcement. Any violation of these laws by us or our agents or distributors could create a substantial liability for us, subject our officers and directors to personal liability and also cause a loss of reputation in the market. Becoming familiar with and implementing the infrastructure necessary to comply with laws, rules and regulations applicable to new business activities and mitigate and protect against corruption risks could be quite costly. In addition, failure by us or our agents or distributors to comply with these laws, rules and regulations could delay our expansion and could adversely affect our business.

We are subject to similar laws in foreign countries where we conduct business. For example, within the EU, the control of unlawful marketing and promotional activities is a matter of national law in each of the member states. The member states of the EEA closely monitor perceived unlawful marketing and promotional activities by companies. We could face civil, criminal and administrative sanctions if any member state determines that we have breached our obligations under its national laws. Industry associations also closely monitor the activities of member companies. If these organizations or authorities name us as having breached our obligations under their regulations, rules or standards, our reputation would suffer and our business and financial condition could be adversely affected.

If we fail to comply with our reporting and payment obligations under governmental programs in the U.S. for our products, we could be subject to penalties, sanctions and fines which could have a material adverse effect on our business, financial condition, results of operations and future business prospects.

We anticipate participating in the Medicare Part D Coverage Gap Discount Program, the Medicaid Drug Rebate Program and other Federal and state government pricing programs in the U.S., and we may participate in additional government programs for our products, once approved, in the future. These programs generally will require us to pay rebates or provide discounts to government payors and their sponsors, enrollees or beneficiaries in connection with drugs that are dispensed and reimbursed under these programs. In some cases, such as with the Medicaid Drug Rebate Program, the rebates are based on pricing information that we report on a monthly and quarterly basis to the government agencies that administer the programs. The terms, scope and complexity of these government pricing programs change frequently and compliance requirements are subject to interpretation by the government or other regulatory bodies. Our activities relating to the reporting of prices for products we market in the future, the reporting of Medicaid rebate information and other information affecting federal and state and third-party reimbursement for our products, and the sale and marketing of our products, could become subject to scrutiny. Responding to a government inquiry, investigation or enforcement action, could be expensive and time-consuming, and could have a material adverse effect on our business, financial condition and results of operation.

With respect to the Medicare Part D program, the Centers for Medicare & Medicaid Services, the agency responsible for administering this outpatient drug program, or CMS, may impose civil monetary penalties on us from time to time for failure to meet certain regulatory requirements. CMS recently imposed two civil monetary penalties related to our failure to pay specified Part D sponsors within the required time frame, neither of which resulted in material amounts of money. Similar penalties may be imposed on us for these or other violations in the future. We do not believe that such penalties will have a material adverse effect on our business.

Risks Related to Manufacturing and Our Dependence on Third Parties

The manufacturing and manufacturing development of our products and product candidates present technological, logistical and regulatory risks, each of which may adversely affect our potential revenue.

The manufacturing and manufacturing development of pharmaceuticals are technologically and logistically complex and heavily regulated by the FDA and other governmental authorities. The manufacturing and manufacturing development of our products and product candidates present many risks, including, but not limited to, the following:

•	It may not be technically feasible to scale up an existing manufacturing process to meet demand or such scale-up may take longer than anticipated; and

•	Failure to comply with strictly enforced cGMP regulations and similar foreign standards may result in delays in product approval or withdrawal of an approved product from the market. For example, the FDA has conducted routine inspections of our manufacturing contractors, and some were issued a standard FDA Form 483 “notice of inspectional observations.” Failure to correct any deficiency could result in manufacturing delays and/or regulatory enforcement action

Any of these factors could delay clinical trials, regulatory submissions and/or commercialization of our products for particular diseases, interfere with current sales, entail higher costs and result in our being unable to effectively sell our product and, in the future, our product candidates.

We rely on third-party manufacturers to manufacture our clinical and commercial drug supplies, and our commercialization of any product or product candidates could be stopped, delayed or made less profitable if those third parties fail to obtain the approval of the FDA, Competent Authorities of the Member States of the EEA or comparable regulatory authorities, fail to provide us with sufficient quantities of drug product or fail to do so at acceptable quality levels or prices.

We do not currently have the resources, facilities or experience internally to manufacture Esbriet or any of our product candidates on a commercial scale or for purposes of clinical trials. Completion of our clinical trials and commercialization of our products requires access to, or development of, manufacturing facilities that meet FDA standards to manufacture a sufficient supply of our products. The FDA, the EEA and foreign regulatory authorities must approve facilities that manufacture our products for commercial purposes, as well as the manufacturing processes and specifications for the product. We depend on, and we expect to continue to depend on, third parties for the manufacture of our product candidates for preclinical and clinical purposes, and we rely on third parties with FDA and/or EEA Competent Authority-approved manufacturing facilities for the manufacture of Esbriet for commercial purposes. We do not control the manufacturing process of, and are completely dependent on, our contract manufacturing partners for compliance with the regulatory requirements, known as cGMPs, for manufacture of our drug products. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA, the EEA or other regulatory authorities, they will not be able to secure and/or maintain regulatory approval for their manufacturing facilities. In addition, we have no control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA, EEA Competent Authorities, or comparable foreign regulatory authorities do not approve these facilities for the manufacture of our product candidates or if it withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market our product candidates, if approved.

We have a long-term supply contract with Signa C.V. and ACIC Fine Chemicals Inc. for the active pharmaceutical ingredient for Esbriet and a contract with Catalent for the manufacture of the drug product for Esbriet. If we do not perform our obligations under these agreements, these agreements may be terminated.

Our strategy to contract with third parties for the manufacture of our products and product candidates presents many risks, including, but not limited to, the following:

•	If market demand for our products is less than our purchase obligations to our manufacturers, we may incur substantial contractual penalties and/or be forced to take substantial inventory write-offs.

•	Manufacturers of our product and our product candidates are subject to ongoing periodic inspections by the EEA, FDA and other regulatory authorities for compliance with strictly enforced cGMP regulations and similar foreign standards, and we do not have control over our third-party manufacturers’ compliance with these regulations and standards.

•

When we need to change third-party manufacturers of a particular pharmaceutical product, the EEA, FDA and foreign regulatory authorities must approve the new manufacturers’ facilities and processes prior to our use or sale of products it manufactures for us. This requires demonstrated compatibility of product, process and testing, and compliance inspections.

Delays in transferring manufacturing technology between third parties could delay clinical trials, regulatory submissions and commercialization of our product candidates.

•	Our manufacturers might not be able or may refuse to fulfill our commercial or clinical trial needs, which would require us to seek new manufacturing arrangements and may result in substantial delays in meeting market or clinical trial demands. For example, our current long-term supply contract with Signa C.V. and ACIC Fine Chemicals Inc. for the active pharmaceutical ingredient for Esbriet does not impose any obligation on such parties to reserve a minimum annual capacity for the production of such ingredient, which could impair our ability to obtain product from them in a timely fashion.

•	We may not have intellectual property rights, or may have to share intellectual property rights, to any improvements in the manufacturing processes or new manufacturing processes for our products.

•	Our product costs may increase if our manufacturers pass their increasing costs of manufacture on to us.

•	If third-party manufacturers do not successfully carry out their contractual duties, comply with regulatory requirements, or meet expected deadlines, we may not be able to obtain or maintain regulatory approvals for our products and product candidates and we may experience stock-outs. This would adversely impact our ability to successfully commercialize our products and product candidates. Furthermore, we may not be able to locate any necessary acceptable replacement manufacturers or enter into favorable agreements with such replacement manufacturers in a timely manner, if at all.

•	If our agreement with a third-party manufacturer expires, we may not be able to renegotiate a new agreement with that manufacturer on favorable terms, if at all. If we cannot successfully complete such renegotiation, we may not be able to locate any necessary acceptable replacement manufacturers or enter into favorable agreements with such replacement manufacturers in a timely manner, if at all.

Any of these factors could delay clinical trials, regulatory submissions or commercialization of our products, interfere with current sales, entail higher costs and result in our being unable to effectively sell our products.

Our failure to set up an integrated supply chain in the United States may adversely affect our ability to commercialize a pirfenidone product if such a product is approved by the FDA for sale in the United States.

We do not currently have, nor do we plan to acquire, the infrastructure or internal capability to produce our commercial supply of a pirfenidone product in the United States if such a product receives FDA approval. We intend to contract with a third party supplier to provide our commercial supply of any pirfenidone products approved by the FDA for sale in the United States. However, we cannot guarantee that we will be able to find a such a third party supplier on terms acceptable to us or at all. Furthermore, the FDA must approve facilities that manufacture our products for commercial purposes in the United States, as well as the manufacturing processes and specifications for the product.

In addition, we would not directly control the manufacturing of, and would be completely dependent on, our contract manufacturers for compliance with the cGMP for manufacture of both active drug substances and finished drug products. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA, they will not be able to secure and/or maintain regulatory approval for their manufacturing facilities. In addition, we would have no direct control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. Furthermore, we expect that any contract manufacturers would be engaged with other companies to supply and/or manufacture materials or products for such companies, which would expose our manufacturers to regulatory risks for the production of such materials and products. As a result, failure to meet the regulatory requirements for the production of those materials and products could generally affect the regulatory clearance of our contract manufacturers’ facility. If the FDA did not approve these facilities for the manufacture of a pirfenidone product or if it withdrew its approval in the future, we would need to find alternative manufacturing facilities, which would negatively impact our ability to generate revenue from sales of pirfenidone products in the United States.

A disruption in our ability to manufacture or ship Esbriet or a disruption in our distribution channels could result in significant product delays and adversely affect our results. This risk is exacerbated if we do not have back up providers of supply chain services.

We currently rely on single partners to provide services to us at many stages in our supply chain. Consequently should any of our single-source partners be unable to provide service, we may be unable to satisfy customer orders on a timely basis, if at all.

We currently ship Esbriet from third-party packaging facilities to our distributors in the EEA. A disruption in our ability to ship Esbriet to our distributors in the EEA or a disruption in our distribution channels in the EEA for any reason, including as a result of a natural disaster, terrorism or failure of our commercial carrier, could result in product delivery delays. If this were to occur, we may be unable to satisfy customer orders on a timely basis, if at all.

A significant disruptive event to our ability to manufacture or distribute Esbriet could adversely affect our ability to generate revenue from Esbriet and materially affect our business and results of operations and our ability to be prepared to launch a pirfenidone product in the United States, if approved for sale by the FDA.

We rely on third parties to conduct, monitor and manage our clinical trials, and those third parties may not perform satisfactorily.

We have relied upon and plan to continue to rely upon third-party CROs and other third parties, such as medical institutions and clinical investigators, to conduct, monitor and manage data for our ongoing preclinical and clinical programs. For example, we use CROs to conduct our new Phase 3 ASCEND trial for pirfenidone. We rely on these third parties for execution of our preclinical and clinical trials, and control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards, and our reliance on the CROs does not relieve us of our regulatory responsibilities. We and our CROs are subject to cGCP requirements, which are regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area, or EEA, and comparable foreign regulatory authorities for all of our products in clinical development. Regulatory authorities enforce these cGCPs through periodic inspections of trial sponsors, principal investigators and trial sites. If we or our CROs fail to comply with applicable cGCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with cGCP regulations. In addition, our clinical trials must be conducted with product produced under cGMP regulations. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process.

If any of our relationships with these third parties terminate, we may not be able to enter into arrangements with alternative CROs or other third parties or to do so on commercially reasonable terms. In addition, these third parties are not our employees, and except for remedies available to us under our agreements with them, we cannot control whether or not they devote sufficient time and resources to our clinical and preclinical programs. If our third parties need to be replaced, if they do not successfully carry out their contractual duties or meet expected deadlines, or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may be delayed in or prevented from obtaining regulatory approvals for our product candidates, and may not be able to successfully commercialize our products and product candidates. As a result, our results of operations and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenues could be delayed.

Switching or adding additional CROs and other third parties involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines. Though we carefully manage our relationships with these third parties, there can be no assurance that we will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects. We may not be able to locate any necessary acceptable replacements or enter into favorable agreements with them, if at all.

Risks Related to Our Intellectual Property Rights

We may not be able to obtain, maintain and protect certain proprietary rights necessary for the development and commercialization of our products or product candidates.

Our commercial success will depend in part on obtaining and maintaining patent protection on our products and product candidates and successfully defending these patents against third-party challenges. Our ability to commercialize our products will also depend in part on the patent positions of third parties, including those of our competitors. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. No consistent policy regarding the breadth of claims allowed pharmaceutical and biotechnology patents has emerged to date. Accordingly, we cannot predict with certainty the scope and breadth of patent claims that may be afforded to our patents and other companies’ patents. In addition, each country has its own rules regarding the allowability and enforceability of certain types of patents and therefore there can be no assurance that our patent applications will be granted or that our issued patents will be enforceable in any given jurisdiction. We could incur substantial costs in litigation if we are required to defend against patent suits brought by third parties, or if we initiate suits to protect our patent rights.

Any litigation, including any interference proceedings to determine priority of inventions, oppositions to patents in foreign countries or litigation against our partners may be costly and time consuming and could harm our business. Litigation may be necessary in some instances to determine the validity, enforceability, scope and infringement of certain of our proprietary rights. Litigation may be necessary in other instances to determine the validity, scope or non-infringement of patent rights claimed by third parties to be pertinent to the manufacture, use or sale of our products. Ultimately, the outcome of such litigation could adversely affect the validity and scope of our patent or other proprietary rights or hinder our ability to manufacture and market our products.

Furthermore, the recently enacted America Invents Act, or AIA, which reformed certain patent laws in the U.S., may create additional uncertainty regarding patents. Among the significant changes are switching from a “first-to-invent” system to a “first-to-file” system, and the implementation of new procedures that permit competitors to challenge our patents in the U.S. Patent and Trademark Office after grant.

The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

•	we were the first to make the inventions covered by each of our pending patent applications;

•	we were the first to file patent applications for these inventions;

•	others will not independently develop similar or alternative technologies or duplicate any of our technologies;

•	any of our pending patent applications will result in issued patents;

•	any of our issued patents or those of our licensors will be valid and enforceable and result in an order from a court permanently prohibiting the infringing activity;

•	others will not interfere with, contest, or challenge our patents in patent offices or in court;

•	any patents issued to us or our collaborators will provide a basis for commercially viable products or will provide us with any competitive advantages or will not be challenged by third parties;

•	competitors will not be able to design around our patents;

•	our ability to obtain additional patent protection will not be adversely impacted as a result of various regulatory matters that may cause certain of our proprietary data to become public;

•	we will develop additional proprietary technologies that are patentable; or

•	the patents of others will not have a material adverse effect on our business.

For example, the pirfenidone molecule itself has no composition of matter patent protection in the United States or elsewhere. We must therefore rely primarily on the protection afforded by formulation and method of use patents relating to the use of pirfenidone for the treatment in adults of mild to moderate IPF. While many countries such as the United States permit method of use patents relating to the use of drug products, in some countries the law relating to patentability of such use claims is evolving and may be unfavorably interpreted to prevent us from patenting some or all of our pending patent applications. There are some countries, such as Canada, that significantly limit the types of uses that are patentable, and other countries that currently do not allow method of use patents in any form. We cannot assure that our patents will be a sufficient, or any, barrier to prevent all potential competitors.

In the EEA, patents are subject to a post-grant opposition period, and enforcement of patents is on a country-by-country basis subject to varying, complex and evolving national requirements and standards. Competitors could challenge the validity of our patent claims and challenge whether their product actually infringes those claims. Such challenges would involve complex legal and factual questions and entail considerable costs and investment of effort. In June 2012, opposition proceedings were filed in the European Patent Office against our European patent 2324831 B1, requesting that the patent be revoked on the basis that the invention is not patentable. The European Patent Office Opposition Division rendered its formal decision in December 2013, and the patent was not revoked. We will continue to vigorously defend the patent in the event that an appeal is taken. We can provide no assurances regarding the outcome of this matter.

Others have filed and in the future may file patent applications covering uses and formulations of pirfenidone, or other products in our development program. If a third-party has been or is in the future issued a patent that blocks our ability to commercialize any of our products, alone or in combination, for any or all of the diseases that we are targeting, we could be prevented from commercializing that product or combination of products for that disease or diseases unless we obtained a license from the patent holder. We may not be able to obtain such a license to a blocking patent on commercially reasonable terms, if at all. If we cannot obtain, maintain and protect the necessary proprietary rights for the development and commercialization of our products or product candidates, our business and financial prospects will be impaired.

We may be required to disclose clinical or other information the disclosure of which could compromise our ability to obtain, maintain or protect certain proprietary rights necessary for the development and commercialization of our products or product candidates.

We are also subject, in the U.S. and elsewhere, to various regulatory schemes that require disclosure of clinical trial data and/or allow access to our data via freedom of information requests.

For example, in September 2012, we were notified by the European Medicines Agency, or EMA, that we had received a request in accordance with Regulation 1049/2001/EC regarding public access to documents held by institutions of the EU. The request was made by a potential competitor and sought access to aspects of our Esbriet MAA. We are in the process of challenging the disclosure on the grounds, among others, that it would harm the Company’s intellectual property interests by placing confidential information into the public domain as potential prior art, and that such disclosure would harm the Company’s commercial interests and provide competitors with an unfair gain. There can be no assurance that we will ultimately be successful in preventing disclosure of the data in our MAA. There can be no assurance that we will ultimately be successful in preventing disclosure of the data in our MAA.

Additionally, we were notified by Health Canada in October 2013 that an access to information request had been lodged in accordance with Canada’s Access to Information Act, seeking access to documents covering important aspects of our Esbriet NDA. We successfully argued that the scope of this request be limited but there can be no assurance that such arguments will be successful in the future.

In the event that our proprietary data becomes public as a result of freedom of information requests, our competitive advantages may be diminished and our ability to obtain patent protection for certain inventions reflected in such data may be adversely affected.

The pirfenidone molecule itself has no composition of matter patent protection in the United States or elsewhere, and may only be protected against competition for the treatment of IPF by orphan drug designation in the United States and European Union.

The pirfenidone molecule itself has no composition of matter patent protection in the United States or elsewhere. Because the extent and scope of patent protection for pirfenidone is limited, orphan drug designation is especially important. In the EU we have been granted orphan drug designation for pirfenidone for the treatment of IPF by the EMA, and we have been granted the associated market exclusivity until 2021. In the EU, the EMA’s Committee for Orphan Medicinal Products, or COMP, grants orphan drug designation to promote the development of products that are intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition affecting not more than 5 in 10,000 persons in the European Union Community. Additionally, designation is granted for products intended for the diagnosis, prevention or treatment of a life-threatening, seriously debilitating or serious and chronic condition and when, without incentives, it is unlikely that sales of the drug in the EU would be sufficient to justify the necessary investment in developing the drug. In the EU, orphan drug designation also entitles a party to financial incentives such as reduction of fees or fee waivers and 10 years of market exclusivity is granted following approval. This period may be reduced to 6 years if the orphan drug designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity.

We have received orphan drug designation for pirfenidone for the treatment of IPF by the FDA. Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is intended to treat a rare disease or condition, defined as a patient population of fewer than 200,000 in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States. In the United States, orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers. In addition, if a product receives the first FDA approval for the indication for which it has orphan designation, the product is entitled to orphan drug exclusivity, which means the FDA may not approve any other application to market the same drug for the same indication for a period of 7 years, except in limited circumstances, such as a showing of clinical superiority over the product with orphan exclusivity or where the manufacturer is unable to assure sufficient product quantity. If we do not obtain orphan drug exclusivity for our pirfenidone in the United States, our competitors may then sell the same drug to treat the same condition sooner than if we had obtained orphan drug exclusivity and our revenues will be reduced. Moreover, we may not have the ability to prevent others from commercializing pirfenidone for (i) IPF after the orphan drug designation exclusivity period in the EU, and, if granted, in the United States, expires, (ii) uses covered by other patents held by third parties or (iii) other uses in the public domain for which there is no patent protection. Consequently, following expiration of orphan drug exclusivity protection in the EU, and, if granted, in the United States, we must rely primarily on the protection afforded by formulation and method of use patents relating to the safe and/or effective use of pirfenidone for IPF.

Although pirfenidone has received orphan drug marketing exclusivity in the EU for the treatment of patients with IPF and orphan drug designation in the United States, that exclusivity and designation may not effectively protect the product from competition. We may not be the first to obtain marketing approval in the United States for IPF due to the uncertainties associated with developing pharmaceutical products. Further, even if we obtain orphan drug exclusivity for pirfenidone in the United States, that exclusivity may not effectively protect the product from competition because different drugs with different active moieties can be approved for the same condition. Moreover, even after an orphan drug is approved, the FDA can subsequently approve the same drug with the same active moiety for the same condition if the FDA concludes that the later drug is safer, more effective, or makes a major contribution to patient care.

We could face competition from third-party products that have pirfenidone as the active pharmaceutical ingredient.

In addition, other third parties have obtained patents in the United States and elsewhere relating to formulation and methods of use of pirfenidone for the treatment of certain diseases. As a result, it is possible that we could face competition from third-party products that have pirfenidone as the active pharmaceutical ingredient. If a third-party were to obtain FDA approval in the United States for the use of pirfenidone, or regulatory approval in another jurisdiction, for an indication before we did, such third-party would be first to market and could establish the price for pirfenidone in these jurisdictions. Third-party products approved in another jurisdiction may be imported into the EU or other jurisdictions where the sale of Esbriet is approved.

Importation of third-party products, or of our own Esbriet product from jurisdictions where prices are lower than in the importing jurisdiction, whether or not such importation is legal, could adversely impact our ability to implement our pricing strategy for the product and may limit our ability to maximize the commercial potential of pirfenidone in the United States and elsewhere. The presence of a lower priced competitive product with the same active pharmaceutical ingredients as our product could lead to use of the competitive product for our anti-fibrotic indications. This could lead to pricing pressure for pirfenidone, which would adversely affect our ability to generate revenue from the sale of pirfenidone for anti-fibrotic indications.

Pirfenidone is the only commercially approved drug approved for the treatment of mild to moderate IPF. There are no other existing approved treatments. Therefore the incidence and prevalence of IPF that currently provide the basis of orphan drug designation in the European Union and the United States could change over time, and it is possible that orphan drug designation could be lost in these markets should the patient population exceed that required to maintain orphan drug status in these countries.

Market exclusivity afforded by orphan drug designation is generally offered as an incentive to drug developers to invest in developing and commercializing products for unique diseases that impact a limited number of patients. With respect to the United States, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States. Qualification to maintain orphan drug status is generally monitored by the regulatory authorities during the orphan drug exclusivity period, currently ten years and seven years from the date of approval in the EU and United States, respectively. IPF is currently a poorly diagnosed disease in these markets. It is possible that with the approval of Esbriet in the EU, and the potential approval of pirfenidone in the United States, the incidence and prevalence numbers for IPF could change in these markets. Should the incidence and prevalence of IPF patients who are eligible to receive pirfenidone for the treatment of IPF in these markets materially increase, it is possible that the orphan drug designation, and related market exclusivity, in these jurisdictions could be lost.

Our current intellectual property portfolio may not be sufficient to protect pirfenidone from competition for the treatment of mild to moderate IPF in adults after our orphan drug exclusivity expires in the European Union, and if we obtain approval and orphan drug exclusivity in the United States.

Because the pirfenidone molecule itself has no composition of matter patent protection in the United States or elsewhere, following expiration of orphan drug exclusivity in the EU, and any orphan drug exclusivity we may obtain if approved for commercial use by the FDA, in the United States, we must rely primarily on the protection afforded by the formulation and method of use patents relating to the safe and/or effective use of pirfenidone for the treatment in adults of mild to moderate IPF.

We have five granted patents and a number of pending patent applications in Europe relating to Esbriet’s formulation and use in IPF patients, particularly related to the safe and efficacious usage of the product. This collection of patents is expected to provide patent protection in Europe until 2033. We also have 16 issued patents in the United States relating to the formulation or safe and/or effective use of Esbriet in IPF patients, and a number of pending U.S. patent applications. In addition we have numerous pending patent applications under active prosecution in other foreign jurisdictions. The laws regarding patentability and enforceability of patents such as ours vary on a country by country basis, and there can be no assurance that we will be able to obtain or enforce patents in any given country.

These patents can be challenged by our competitors in various jurisdictions who may argue such patents are invalid or unenforceable or lack sufficient written description or enablement, or that the claims of the issued patents should be limited or narrowly construed. For example, in June 2012, opposition proceedings were filed in the European Patent Office against InterMune’s European patent 2324831 B1, requesting that the patent be revoked on the basis that the invention is not patentable. Although the patent was not revoked by the EPO, and while we intend to vigorously defend the patent if an appeal is taken, we have no assurance regarding the outcome of this matter. Additionally, even if the validity of these patents were upheld in a patent challenge, a court may refuse to stop the other party from practicing the activity at issue. Any of these outcomes would limit our ability to exclusively market pirfenidone for the treatment in adults of mild to moderate IPF in the EU, and if approved for commercial use by the FDA, in the United States, as well as certain other countries where we have filed for patent protection.

If we breach our collaboration agreement with Shionogi, our ability to develop and commercialize pirfenidone in other jurisdictions may be impaired.

We are party to a collaboration agreement with Shionogi that gives us an option to exercise a license for access to certain patient level data from the Shionogi Phase 3 clinical trial with pirfenidone in patients with IPF, which we refer to as SP3, to be used, along with other Shionogi clinical study information, as “pivotal study data” (as defined in the agreement) in connection with our regulatory filings. While we do not currently intend to use SP3 patient level data as pivotal study data in our regulatory filings in the United States or in other jurisdictions, we may elect to do so at a later point in time and be required to make certain royalty payments under the collaboration agreement. Should we breach this agreement with Shionogi, we may lose our ability to use Shionogi’s patient level data in our regulatory filings in the United States or in other jurisdictions, which could adversely affect our ability to obtain regulatory approval of pirfenidone in such jurisdictions.

Litigation or third-party claims of intellectual property infringement could require us to spend substantial time and money and could adversely affect our ability to develop and commercialize products.

Our commercial success depends in part on our ability and the ability of our collaborators to avoid infringing patents and proprietary rights of third parties. Third parties may accuse us, or our collaborators, of employing their proprietary technology in our products, or in the materials or processes used to research or develop our products, without authorization. Any legal action against our collaborators or us claiming damages and/or seeking to stop our commercial activities relating to the affected products, materials and processes could, in addition to subjecting us to potential liability for damages, require our collaborators or us to obtain a license to continue to utilize the affected materials or processes or to manufacture or market the affected products. We cannot predict whether we, or our collaborators, would prevail in any of these actions or whether any license required under any of these patents would be made available on commercially reasonable terms, if at all. If we are unable to obtain such a license, we, or our collaborators, may be unable to continue to utilize the affected materials or processes or manufacture or market the affected products or we may be obligated by a court to pay substantial royalties and/or other damages to the patent holder. Even if we are able to obtain such a license, the terms of such a license could substantially reduce the commercial value of the affected product or products and impair our prospects for profitability. Accordingly, we cannot predict whether or to what extent the commercial value of the affected product or products or our prospects for profitability may be harmed as a result of any of the liabilities discussed above. Furthermore, infringement and other intellectual property claims, with or without merit, can be expensive and time-consuming to litigate and can divert management’s attention from our core business.

If the owners of the intellectual property that we license fail to maintain the intellectual property, we may lose our rights to develop our products or product candidates.

We generally do not control the patent prosecution of intellectual property that we license from third parties. Accordingly, we would be unable to exercise the same degree of control over this intellectual property as we would exercise over intellectual property that we own, and, as a result, we may lose our rights to such intellectual property and incur substantial costs. At the present time, there are no licensed patent matters for pirfenidone that fall into this category.

If our employees, consultants and/or vendors do not comply with their confidentiality agreements or our trade secrets otherwise become known, our ability to generate revenue and profits may be impaired.

Patent prosecution may not be appropriate or obtainable for certain of our technologies, and we may instead protect such proprietary information as trade secrets. We protect these rights mainly through confidentiality agreements with our corporate partners, employees, consultants and vendors.

These agreements generally provide that all confidential information developed or made known to an individual or company during the course of their relationship with us will be kept confidential and will not be used or disclosed to third parties except in specified circumstances. In the case of employees and consultants, our agreements generally provide that all inventions made by the individual while engaged by us will be our exclusive property. We cannot be certain that these parties will comply with these confidentiality agreements, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently discovered by our competitors. If our trade secrets become known, we may lose a competitive advantage and our ability to generate revenue may therefore be impaired.

By working with corporate partners, research collaborators and scientific advisors, we are subject to disputes over intellectual property, and our ability to obtain patent protection or protect proprietary information may be impaired.

Under some of our research and development agreements, inventions discovered in certain cases become jointly owned by our corporate partner and us and in other cases become the exclusive property of one of us. It can be difficult to determine who owns a particular invention, and disputes could arise regarding those inventions. These disputes could be costly and could divert management’s attention from our business. Our research collaborators and scientific advisors have some rights to publish our data and proprietary information in which we have rights. Such publications may impair our ability to obtain patent protection or protect our proprietary information, which could impair our ability to generate revenue.

Risks Related to Our Financial Results and Other Risks Related to Our Business

If we continue to incur net losses for an extended period of time, we may be unable to continue our business.

We have incurred net losses since inception, and our accumulated deficit was approximately $1.3 billion at December 31, 2013. We expect to incur substantial additional net losses prior to achieving profitability, if ever. The extent of our future net losses and the timing of our profitability are highly uncertain, and we may never achieve profitable operations. We are planning to expand the number of diseases for which our products may be marketed, and this expansion will require significant expenditures. We have not generated operating profits to date from our products. If the time required for us to achieve profitability is longer than we anticipate, we may not be able to continue our business.

If we fail to obtain the capital necessary to fund our operations, we will be unable to successfully execute our business plan.

We believe our existing cash, cash equivalents and available-for-sale securities, along with anticipated cash flows from our sales of Esbriet, will be sufficient to fund our operating expenses, debt obligations and capital requirements under our current business plan through at least the next twelve months. However, our current plans and assumptions may change, and our capital requirements may increase. In particular, initiating the establishment of a commercial infrastructure in the United States to market Esbriet will require significant financial resources. Further, we may decide to prioritize one or more product development efforts or other programs within or outside of IPF as a result of our implementing our strategic initiatives, which may result in an increase in expenses. We have no committed sources of capital and do not know whether additional financing will be available when needed, or, if available, that the terms will be favorable to our stockholders or us. If additional funds are not available, we may be forced to delay or terminate clinical trials, delay or cease executing our three point strategic plan, curtail operations or obtain funds through collaborative and licensing arrangements that may require us to relinquish commercial rights or potential markets, or grant licenses on terms that are not favorable to us. If adequate funds are not available, we will not be able to successfully execute our business plan.

Budget or cash constraints may force us to delay our efforts to develop certain products in favor of developing others, which may prevent us from meeting our stated timetables and commercializing those products as quickly as possible, or take certain cost saving efforts that could harm our financial results.

Because we have limited resources and research and development is an expensive process, we must regularly assess the most efficient allocation of our research and development resources. Accordingly, we may choose to delay our research and development efforts for a promising product candidate or we may elect to terminate our programs for and, in certain cases, our licenses to, such product candidates or programs in order to allocate resources to another program, which could cause us to fall behind our initial timetables for development of certain product candidates. For example, we may decide to delay, cease or forgo developing pirfenidone for a particular indication or a new potential product candidate, including our PANORAMA or LOTUSS trials or other discovery program, and allocate our resources solely to the commercialization of Esbriet for IPF. As a result, we may not be able to fully realize the value of some of our product candidates in a timely manner, since they will be delayed in reaching the market, or may not reach the market at all. If we terminate a preclinical program in which we have invested significant resources, we will have expended resources on a program that will not provide a full return on our investment and missed the opportunity to have allocated those resources to potentially more productive uses.

Due to cash constraints or for strategic business reasons we may decide to take certain actions that reduce our expenses. For example, we sold to Roche our worldwide development and commercialization rights to danoprevir and received $175.0 million from the sale of such rights. As a result, our rights to share profits from sales of danoprevir in the United States have also been terminated.

Negative conditions in the global markets may impair the liquidity of a portion of our investment portfolio.

Our investment securities consist of high-grade corporate debt securities, government agency securities and direct government obligation securities. Due to recent credit market and global economic conditions, markets for certain fixed-income securities have been volatile and have experienced limitations in liquidity. If there is insufficient demand for the securities we hold, we may not have liquid access to our investments and may be required to recognize an impairment for those securities should we conclude that such impairment is other-than-temporary.

Failure to accurately forecast demand for our products could result in additional charges for excess inventories or non-cancelable purchase obligations or supply shortages.

We initiated our commercial launch of Esbriet in Germany in September 2011 and subsequently in Austria, Belgium, Canada, Denmark, Finland, France, Iceland, Ireland, Italy, Luxembourg, Norway, Sweden and the UK and we plan to initiate commercial launches in additional countries in the EU in the future. While we have attempted to forecast demand for Esbriet in Germany, other European countries and Canada, until we have a sufficient history of commercial sales in such jurisdictions, we cannot know with certainty whether our inventory of Esbriet is in excess of or insufficient to meet demand. Furthermore, we have just recently established our sales organization in the EU and we do not yet know if the size of the sales organization is sufficient to successfully commercialize Esbriet, which makes accurately forecasting demand more difficult. If we fail to accurately forecast demand for Esbriet, we may face temporary supply shortages, which would impair our ability to generate revenue from such demand, or excess inventories, which may result in additional charges for such excess inventory.

If product liability lawsuits are brought against us, we may incur substantial liabilities.

The testing, marketing and sale of medical products entail an inherent risk of product liability. We have product liability risk for all of our product candidates and for all of the clinical trials we conduct. If product liability costs exceed our liability insurance coverage, we may incur substantial liabilities. Whether or not we were ultimately successful in product liability litigation, such litigation would consume substantial amounts of our financial and managerial resources, and might result in adverse publicity, all of which would impair our business. While we believe that our clinical trial and product liability insurance currently provides adequate protection to our business, we may not be able to maintain our clinical trial insurance or product liability insurance at an acceptable cost, if at all, and this insurance may not provide adequate coverage against potential claims or losses.

If we materially breach the representations and warranties we made to Roche under the asset purchase agreement for the sale of danoprevir or to Vidara under the asset purchase agreement for the sale of Actimmune, or if we fail to perform any of our other contractual obligations under these agreements, Roche or Vidara, as applicable, has the right to seek indemnification from us for damages it suffers as a result of such breach or failure. These amounts could be significant.

We have agreed to indemnify Roche and its affiliates against losses suffered as a result of our material breach of representations and warranties and our other obligations in the asset purchase agreement for our sale of our worldwide development and commercialization rights to danoprevir. In addition, we have agreed to indemnify Vidara and its affiliates against losses suffered as a result of our material breach of representations and warranties and our other obligations in the asset purchase agreement for the sale of our worldwide development and commercialization rights to Actimmune. If one or more of our representations and warranties were not true at the time we made them to Roche or Vidara, or if we fail to perform any of our other contractual obligations under an agreement, we would be in breach of the applicable asset purchase agreement. In the event of a breach or failure by us to perform, Roche or Vidara, as applicable, has the right to seek indemnification from us for damages suffered by either of them as a result of such breach. The amounts for which we could become liable may be significant.

Our use of hazardous materials, chemicals, viruses and radioactive compounds exposes us to potential liabilities.

Our research and development activities involve the controlled use and disposal of hazardous materials, chemicals, infectious disease agents and various radioactive compounds. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, we could be held liable for significant damages or fines, which may not be covered by or may exceed our insurance coverage.

Insurance coverage is increasingly difficult to obtain or maintain.

While we currently maintain clinical trial and product liability insurance, directors’ and officers’ liability insurance, general liability insurance, property insurance and warehouse and transit insurance, first- and third-party insurance is increasingly more costly and narrower in scope, and we may be required to assume more risk in the future. If we are subject to third-party claims or suffer a loss or damage in excess of our insurance coverage, we may be required to share that risk in excess of our insurance limits. Furthermore, any first- or third-party claims made on our insurance policies may impact our future ability to obtain or maintain insurance coverage at reasonable costs, if at all.

Failure to attract, retain and motivate skilled personnel and cultivate key academic collaborations will delay our product development programs and our business development efforts.

As of December 31, 2013, we had 353 full-time employees, and our success depends on our continued ability to attract, retain and motivate highly qualified management, scientific and commercial personnel, especially in Europe, and on our ability to develop relationships with leading academic scientists. Competition for personnel and academic collaborations is intense. We are highly dependent on our current management and key scientific and technical personnel, including Daniel G. Welch, our Chairman, Chief Executive Officer and President, as well as the other principal members of our management. None of our employees, including members of our management team, has a long-term employment contract, and any of our employees can leave at any time. Our success will depend in part on retaining the services of our existing management and key personnel and attracting and retaining new highly qualified personnel. In addition, we may need to hire additional personnel and develop additional academic collaborations if we expand our research and development activities. We do not know if we will be able to attract, retain or motivate personnel or cultivate academic collaborations. Our inability to hire, retain or motivate qualified personnel or cultivate academic collaborations would harm our business.

Our ability to use our net operating losses and certain other tax attributes may be subject to annual limitations under federal and state tax law that could materially affect our ability to utilize such losses and attributes.

If a corporation undergoes an “ownership change” within the meaning of Section 382 of the Internal Revenue Code, or Section 382, the corporation’s ability to utilize any net operating losses, or NOLs, and certain tax credits and other attributes generated before such an ownership change, is limited. We believe that we have in the past experienced ownership changes within the meaning of Section 382 that have resulted in limitations under Section 382 (and similar state provisions) on the use of our NOLs and other tax attributes. Future changes in ownership could result in additional ownership changes within the meaning of Section 382 that could further limit our ability to utilize our NOLs and certain other tax attributes.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer. In the ordinary course of our business, we collect and store sensitive data, including intellectual property, our proprietary business information and that of our customers, suppliers and business partners, and personally identifiable information of our customers and employees, in our data centers and on our networks. The secure processing, maintenance and transmission of this information is critical to our operations and business strategy. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties, disrupt our operations and the services we provide to customers, and damage our reputation, and cause a loss of confidence in our products and services, which could adversely affect our business.

Risks Related to this Offering and our Common Stock

Our significant level of indebtedness could limit cash flow available for our operations, expose us to risks that could adversely affect our business, financial condition and results of operations and impair our ability to satisfy our obligations under our outstanding notes.

We have now and will continue to have a significant amount of indebtedness. As of January 31, 2014, we had $18.4 million of outstanding indebtedness under our 2015 Notes, $120.8 million of outstanding indebtedness under our 2017 Notes and $155.3 million of outstanding indebtedness under our 2018 Notes. We may also incur additional indebtedness to meet future financing needs. Our indebtedness could have significant negative consequences for our business, results of operations and financial condition, including:

•	increasing our vulnerability to adverse economic and industry conditions;

•	limiting our ability to obtain additional financing;

•	requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, thereby reducing the amount of our cash flow available for other purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business;

•	dilution experienced by our existing stockholders as a result of the conversion of our existing notes; and

•	placing us at a possible competitive disadvantage with less leveraged competitors and competitors that may have better access to capital resources.

In January 2013, we completed a registered underwritten public offering of shares of our common stock and a concurrent registered underwritten public offering of 2.50% convertible senior notes due 2017. We used a portion of the net proceeds from the convertible note offering to repurchase approximately $66.6 million of our outstanding 5.00% 2015 Notes. As a result of the repurchase of our 2015 Notes, our annual debt service obligation for existing notes in 2013 was $8.8 million. As of December 31, 2013, our remaining debt service obligation on our existing notes through December 31, 2014 is $7.8 million in cash. We cannot assure you that we will continue to maintain sufficient cash reserves or that our business will continue to generate cash flow from operations at levels sufficient to permit us to pay principal, premium, if any, and interest on our indebtedness, or that our cash needs will not increase. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we fail to comply with the various requirements of our indebtedness then outstanding, we would be in default, which would permit the holders of the affected indebtedness to accelerate the maturity of such indebtedness and could cause defaults under our other indebtedness. A default under any of our indebtedness could have a material adverse effect on our business, results of operations and financial condition.

We may not have the ability to raise the funds necessary to finance any required repurchases of our existing notes, which would constitute an event of default under our indentures.

If a fundamental change occurs under our indenture for the 2017 Notes or 2018 Notes or if a designated event, such as the termination of trading of our common stock on The NASDAQ Global Select Market or a specified change of control transaction, occurs under our 2015 Notes indenture, prior to their applicable maturities, we may be required to repurchase all or part of such notes. While the 2015 Notes indenture would allow us in certain circumstances to pay the redemption price for the 2015 Notes in shares of our common stock if a designated event were to occur, the 2017 Notes indenture and the 2018 Notes indenture would not allow us to pay the applicable repurchase prices in shares of our common stock if a fundamental change were to occur. We may not have sufficient funds to pay the repurchase prices for all the notes tendered.

We have not established a sinking fund for payment of our outstanding notes, nor do we anticipate doing so. In addition, we may in the future enter into credit agreements or other agreements that may contain provisions prohibiting redemption or repurchase of the existing notes under certain circumstances, or may provide that a designated event or fundamental change constitutes an event of default under that agreement. If a designated event, with respect to the 2015 Notes, or a fundamental change, with respect to the 2017 and 2018 Notes, occurs at a time when we are prohibited from repurchasing or redeeming the existing notes, we could seek a waiver from the holders of these notes or attempt to refinance these notes. If we were not able to obtain consent, we would not be permitted to repurchase or redeem the existing notes. Our failure to repurchase or redeem tendered notes would constitute an event of default under the 2015 Notes indenture, the 2017 Notes indenture and the 2018 Notes indenture, which might constitute a default under the terms of our other indebtedness.

We may fail to meet our publicly announced financial guidance or other expectations about our business, which would cause our stock to decline in value and affect the trading price of our common stock and outstanding notes.

There are a number of reasons why we might fail to meet our financial guidance or other expectations about our business, including, but not limited to, the following:

•	lower than anticipated sales of Esbriet in the EEA and Canada;

•	negative developments or setbacks in our application to obtain marketing approval for pirfenidone in the United States, including a negative response from the FDA to our anticipated NDA resubmission based on data from this trial;

•	delays or unexpected difficulties in our commercialization efforts for Esbriet, including delays or difficulties in our anticipated commercial launches in Europe and Canada;

•	lower than expected pricing and reimbursement levels for Esbriet in the EU, including any adverse decisions by Germany’s Federal Joint Commission stemming from the IQWiG benefit assessment and negative reimbursement decisions by France’s National Social Security;

•	if only a subset of or no affected patients respond to therapy with any of our products or product candidates;

•	the actual dose or efficacy of the product for a particular condition may be different than currently anticipated;

•	negative publicity about the results of our clinical studies or those of others with similar or related products may reduce demand for our products and product candidates;

•	the treatment regimen may be different in duration than currently anticipated;

•	treatment may be sporadic;

•	we may not be able to sell a product at the price we expect;

•	we may not be able to accurately calculate the number of patients using the product;

•	we may not be able to supply enough product to meet demand;

•	there may be current and future competitive products that have greater acceptance in the market than our products do;

•	our development activities may proceed faster than planned;

•	we may decide to change our marketing and educational programs; or

•	clinical trial participation may reduce product sales.

If we fail to meet our revenue and/or expense projections and/or other financial guidance for any reason, our stock could decline in value. The market price of our common stock, as well as the general level of interest rates and our credit quality, will likely significantly affect the trading price of the notes.

We previously identified a material weakness in our internal control over financial reporting and we recently remediated this material weakness in the first quarter of 2013. If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, our ability to operate our business and investors’ views of us and could have a material adverse effect on our common stock price and the trading price of our outstanding notes.

Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission, or the Commission, require an annual management assessment of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm attesting to the effectiveness of our internal control over financial reporting at the end of the fiscal year.

Management assessed the effectiveness of our internal control over financial reporting as of December 31, 2012 and based on our assessment using criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework, management concluded that our internal control over financial reporting was not effective as of December 31, 2012. In connection with our sale of Actimmune in June 2012, we failed to correctly record an intraperiod tax allocation, which resulted in the restatement of our financial results for the three and six month periods ended June 30, 2012 and 2011 and the three and nine month periods ended September 30, 2012 and 2011. As a result, we identified a control deficiency relating to a failure to completely review the tax consequences of complex and infrequent transactions. In the first quarter of 2013, we strengthened our disclosure controls and internal control over financial reporting to remediate the deficiencies that gave rise to the material weakness.

Despite the execution of our remediation plan, we cannot assure you that a similar material weakness will not recur, nor that we will able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of

2002 and the related rules and regulations of the Commission. If we cannot in the future favorably assess, or our independent registered public accounting firm is unable to provide an unqualified attestation report on, the effectiveness of our internal control over financial reporting, investor confidence in the reliability of our financial reports may be adversely affected, which could have a material adverse effect on our stock price and the trading price of our notes.

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the market price of our common stock and, in turn, the trading price of the notes.

Sales by us or our stockholders of a substantial number of shares of our common stock in the public markets, including shares issued upon the exercise of outstanding options or conversions of our outstanding notes, or the perception that these sales might occur, could cause the market price of our common stock to decline and, in turn, the trading price of our notes may decline, or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity or equity-related securities. In addition, the market price of our common stock also could be affected by possible sales of our common stock by investors who view such notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock by holders of such notes. The hedging or arbitrage could, in turn, affect the trading price of the notes and/or the market price of any shares of our common stock that holders of the notes receive upon conversion of their notes.

We may issue shares of our common stock or equity securities senior to our common stock in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt-to-equity, to satisfy our obligations upon the exercise of options, upon conversion of our existing notes or for other reasons. No prediction can be made as to the effect, if any, that future sales or issuance of shares of our common stock or other equity securities, or the availability of shares of our common stock or such other equity securities for future sale or issuance, will have on the market price of our common stock.

We have filed registration statements covering the approximately 12.8 million shares of common stock that are either issuable upon the exercise or vesting of outstanding options or awards reserved for future issuance pursuant to our stock plans as of January 31, 2014.

The issuance of shares of our common stock issued in connection with the exercise of stock options, restricted stock units, under convertible or derivative instruments or otherwise would dilute the notional percentage ownership held by our security holders. In addition, we may issue a substantial number of shares of our common stock upon conversion of our outstanding notes.

At times, the market price of our common stock has fluctuated significantly, and as a result an investment in our stock could decline in value.

The market price of our common stock has been and is likely to continue to be extremely volatile. During the twelve-month period ended March 13, 2014, the closing price of our common stock on The NASDAQ Global Select Market ranged from a high of $37.80 in August 2013 to a low of $8.70 in March 2013. The market price of our common stock could be subject to wide fluctuations in response to a variety of factors, many of which we cannot control, including:

•	general economic and political conditions and specific conditions in the biotechnology industry;

•	changes in expectations as to our future financial performance, including financial estimates or publication of research reports by securities analysts;

•	strategic actions taken by us or our competitors, such as acquisitions or restructurings;

•	announcements of new products or technical innovations by us or our competitors;

•	actions taken by institutional stockholders; and

•	speculation in the press or investment community.

In addition, the stock market in general, and the stock price of companies listed on NASDAQ, and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of actual operating performance. Periods of volatility in the market price of a company’s securities frequently results in securities class action and stockholder derivative litigation against that company. This type of litigation can result in substantial costs and a diversion of management’s attention and resources.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock and the trading price of the notes.

Management may invest or spend the proceeds of this offering in ways with which you may not agree and in ways that may not yield a return to our stockholders.

Management will retain broad discretion over the use of proceeds from this public offering. Stockholders may not deem such uses desirable, and our use of the proceeds may not yield a significant return or any return at all for our stockholders. Management intends to use the proceeds from this offering to fund the commercialization activities in anticipation of the potential commercial launch of Esbriet (pirfenidone) in the United States and ongoing commercialization in Europe, to fund research and development programs with Esbriet and other compounds intended to address IPF and other fibrotic diseases, and for general corporate purposes. We may also use a portion of the net proceeds for capital expenditures or for acquisitions or investments in businesses, products or technologies that are complementary to our own. Because of the number and variability of factors that determine our use of the proceeds from this offering, our actual uses of the proceeds of this offering may vary substantially from our currently planned uses. We intend to invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities until we are ready to use them.

Investors in this offering will experience immediate and substantial dilution.

The offering price of our common stock will be substantially higher than the net tangible book value per share of our existing capital stock. As a result, purchasers of our common stock in this offering will incur immediate and substantial dilution of $29.15 in net tangible book value per share of common stock after giving effect to the sale of 7,500,000 shares being offered in this offering at the public offering price of $32.75 per share. Purchasers of our common stock will experience additional dilution upon the exercise of outstanding stock options and warrants.

In addition, our outstanding existing notes are convertible at or prior to maturity, at the option of the holder, into shares of our common stock at a specific price. We must settle conversion of our existing notes in common stock only. If any or all of these notes are converted into shares of our common stock, stockholders will experience immediate dilution and our common stock price may be subject to downward pressure.

See “Dilution” on page S-46 for a more detailed discussion of the dilution investors will incur in this offering.

Provisions of Delaware law, our charter documents and the indentures governing our outstanding notes may impede or discourage a takeover, which could cause the market price of our common stock to decline.

Provisions of our Amended and Restated Certificate of Incorporation and Bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team. These provisions:

•	establish a classified board of directors so that not all members of our board may be elected at one time;

•	authorize the issuance of up to 5,000,000 shares of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares and hinder a takeover attempt;

•	limit who may call a special meeting of stockholders;

•	prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

•	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon at stockholder meetings.

In addition, Section 203 of the Delaware General Corporation Law, which prohibits business combinations between us and one or more significant stockholders unless specified conditions are met, may discourage, delay or prevent a third party from acquiring us.

The repurchase rights in our outstanding notes triggered by the occurrence of a fundamental change and the additional shares of our common stock by which the conversion rates are increased in connection with certain make-whole fundamental change transactions could also discourage a potential acquirer.

We have never paid dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have never declared or paid any dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance our operations and do not anticipate paying any cash dividends on our capital stock in the foreseeable future. As a result, holders who convert their notes and receive shares of our common stock, if any, will not realize a return on their investment unless the market price of our common stock appreciates, which we cannot assure.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of 7,500,000 shares of common stock in this offering at the public offering price of $32.75 per share will be approximately $233.0 million ($268.0 million if the underwriters’ option to purchase additional shares is exercised in full), after deducting the underwriting discounts and estimated offering expenses payable by us. We cannot assure you that this offering will be completed.

We will retain broad discretion over the use of the net proceeds from this public offering. We intend to use the net proceeds from this offering to fund the commercialization activities in anticipation of the potential commercial launch of Esbriet (pirfenidone) in the United States and ongoing commercialization in Europe, to fund research and development programs with Esbriet and other compounds intended to address IPF and other fibrotic diseases, and for general corporate purposes. We may also use a portion of the net proceeds for capital expenditures or for acquisitions or investments in businesses, products or technologies that are complementary to our own. Although we currently have no material agreements or commitments with respect to acquisitions, we evaluate acquisition opportunities and engage in related discussions from time to time.

The amounts and timing of these expenditures may vary significantly depending on numerous factors, such as the progress of our research and development efforts, actions of regulatory authorities, technological advances and the competitive environment for our products. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, we will retain broad discretion over the use of these proceeds.

We intend to invest the net proceeds in short-term, investment-grade, interest-bearing securities until we are ready to use them.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, available-for-sale securities and consolidated capitalization as of December 31, 2013:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the issuance of 7,500,000 shares of our common stock in this offering at the public offering price of $32.75 per share, after deducting the underwriting discounts and estimated offering expenses payable by us.

The following information should be read in conjunction with our consolidated financial statements and condensed consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. For more details on how you can obtain our Commission reports and other information, you should read the section of this prospectus supplement and the accompanying prospectus entitled “Where You Can Find More Information.”

	As of December 31, 2013
	Actual	As adjusted
	(unaudited)
	(In thousands, except share and per share data)
Cash and cash equivalents	$191,433	$424,427
Available-for-sale securities	195,574	195,574

Long-term debt:
5.00% convertible senior notes due 2015	$18,360	$18,360
2.50% convertible senior notes due 2017(1)	91,492	91,492
2.50% convertible senior notes due 2018	155,250	155,250

Total long-term debt	265,102	265,102
Stockholders’ equity:
Common stock, par value $0.001 per share; 175,000,000 shares authorized; 89,608,373 shares issued and outstanding, actual; 97,108,373 shares issued and outstanding, as adjusted	90	98
Additional paid-in capital	1,450,937	1,683,923
Accumulated other comprehensive income	774	774
Accumulated deficit	(1,317,518)	(1,317,518)

Total stockholders’ equity	134,283	367,277

Total capitalization	$399,385	$632,379

(1)

In accordance with ASC 470-20, convertible debt instruments that may be settled entirely or partially in cash upon conversion are required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s non-convertible debt interest rate. Upon issuance, a debt discount will be recognized as a decrease in debt and an increase in equity. The debt component will accrete up to the principal amount over the expected term of the debt. Such accounting guidance does not affect the actual amount that we are required to repay. The amount shown in the table above for the 2017 notes, additional paid in capital, and stockholders’ equity do not reflect the application of ASC 470-20. In addition, if and so long as we do not have sufficient reserves of our common stock in order to settle the conversion of the notes solely in stock, the conversion option that is part of the notes may be accounted for as a derivative pursuant to accounting standards relating to derivative instruments and hedging activities. Under such standards, for each financial statement period after issuance of the notes, if we do not then have sufficient reserves of our common stock in order to settle the conversion of the notes solely in stock, a gain (or loss) would be reported in our consolidated statement of operations to the extent the valuation of the conversion option changes from the previous period, which could result in significant volatility in our results of operations. The amounts in the table above do not reflect any liabilities that would be recorded on our balance sheet to reflect such embedded derivative.

The number of shares of common stock, actual and as adjusted, shown in the table above excludes the following at December 31, 2013:

•	2,484,147 shares of our common stock issuable upon exercise of outstanding options under our stock option plans at a weighted average exercise price of $16.14 per share;

•	11,971,900 shares available for future issuance under our Amended and Restated 2000 Equity Incentive Plan;

•	954,725 shares available for future issuance under our 2000 Employee Stock Purchase Plan;

•	972,458 shares of our common stock issuable upon conversion of our 2015 notes that are outstanding as of December 31, 2013 (assuming that the 2015 notes had been converted as of December 31, 2013);

•	9,382,287 shares of our common stock issuable upon conversion of our 2017 notes that are outstanding as of December 31, 2013 (assuming that the 2017 notes had been converted as of December 31, 2013); and

•	4,882,069 shares of our common stock issuable upon conversion of our 2018 notes that are outstanding as of December 31, 2013 (assuming that the 2018 notes had been converted as of December 31, 2013).

DILUTION

Our net tangible book value as of December 31, 2013 was $117.0 million, or approximately $1.31 per share. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the aggregate number of shares of our common stock outstanding as of December 31, 2013. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this public offering and the net tangible book value per share of our common stock immediately after this public offering. After giving effect to the sale of 7,500,000 shares of common stock in this offering at the public offering price of $32.75 per share and after deducting the underwriting discounts and estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2013 would have been approximately $350.0 million, or approximately $3.60 per share. This represents an immediate dilution of $2.30 per share to new investors purchasing shares of common stock in this public offering. The following table illustrates this dilution:

Public offering price per share		$32.75
Net tangible book value per share as of December 31, 2013	$1.31
Increase per share attributable to new investors	2.30

As adjusted, net tangible book value per share as of December 31, 2013 after giving effect to this public offering		3.60

Dilution per share to new investors		$29.15

If the underwriters exercise in full their option to purchase an additional 1,125,000 shares of common stock at the public offering price of $32.75 per share, the as adjusted net tangible book value after this offering would be approximately $3.92 per share, representing an increase in net tangible book value of approximately $0.32 per share to existing stockholders and immediate dilution in net tangible book value of approximately $28.83 per share to new investors purchasing our common stock in this offering at the public offering price.

The foregoing discussion and table do not take into account further dilution to new investors that could occur upon the exercise of outstanding options having a per share exercise price less than the per share offering price to the public in this offering. To the extent that any of our outstanding notes are converted into shares of our common stock, you may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

The foregoing discussion and table are based on 89,608,373 shares of common stock issued and outstanding as of December 31, 2013 and exclude:

•	2,484,147 shares of our common stock issuable upon exercise of outstanding options under our stock option plans at a weighted average exercise price of $16.14 per share;

•	11,971,900 shares available for future issuance under our Amended and Restated 2000 Equity Incentive Plan;

•	954,725 shares available for future issuance under our 2000 Employee Stock Purchase Plan;

•	972,458 shares of our common stock issuable upon conversion of our 2015 notes that are outstanding as of December 31, 2013 (assuming that the 2015 notes had been converted as of December 31, 2013);

•	9,382,287 shares of our common stock issuable upon conversion of our 2017 notes that are outstanding as of December 31, 2013 (assuming that the 2017 notes had been converted as of December 31, 2013); and

•	4,882,069 shares of our common stock issuable upon conversion of our 2018 notes that are outstanding as of December 31, 2013 (assuming that the 2018 notes had been converted as of December 31, 2013).

PRICE RANGE OF COMMON STOCK

Our common stock trades on The NASDAQ Global Select Market under the symbol “ITMN.” The following table sets forth, for the periods indicated, the reported high and low intraday sales prices per share of our common stock on The NASDAQ Global Select Market:

	High	Low
Year ended December 31, 2011
First quarter	$47.44	$34.92
Second quarter	$51.71	$31.89
Third quarter	$37.45	$20.09
Fourth quarter	$27.23	$10.67
Year ended December 31, 2012
First quarter	$17.37	$12.25
Second quarter	$15.52	$9.66
Third quarter	$12.77	$7.21
Fourth quarter	$10.40	$7.80
Year ended December 31, 2013
First quarter	$10.82	$8.21
Second quarter	$10.55	$8.61
Third quarter	$16.00	$9.60
Fourth quarter	$15.88	$11.62
Year ending December 31, 2014
First quarter (through March 13, 2014)	$38.73	$10.95

The reported last sale price of our common stock on The NASDAQ Global Select Market on March 13, 2014 was $33.26 per share. As of January 31, 2014, we had 61 stockholders of record. In addition, we believe that a significant number of beneficial owners of our common stock hold their shares in street name.

DIVIDEND POLICY

We have never declared or paid any dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance our operations and do not anticipate paying any cash dividends on our capital stock in the foreseeable future.

UNDERWRITING

The company and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and J.P. Morgan Securities LLC are the representatives of the underwriters.

Number of Shares
Goldman, Sachs & Co.	3,262,500
J.P. Morgan Securities LLC	3,262,500
Canaccord Genuity Inc.	225,000
JMP Securities LLC	225,000
Robert W. Baird & Co. Incorporated	225,000
Wells Fargo Securities, LLC	300,000

Total	7,500,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,125,000 shares from the company. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts to be paid to the underwriters by the company. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 1,125,000 additional shares of our common stock.

Paid by the Company

	No Exercise	Full Exercise
Per Share	$1.6375	$1.6375
Total	$12,281,250	$14,123,438

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.9825 per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The company and each of its directors and executives have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of the representatives. With respect to the company, this agreement does not apply to issuances of common stock pursuant to employee equity incentive plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this offering, or the sale and issuance of the common stock in this offering. With respect to the company’s directors and executives, this agreement does not apply to (i) transfers as bona fide gifts or by will or intestacy, provided that each donee, transferee or distributee agrees to be bound in writing by the restrictions of the lock-up agreement, (ii) transfers to any trust for the direct or indirect benefit of the individual subject to the agreement or his or her immediate family, provided that the trustee of the trust agrees to be bound in writing by the restrictions of the lock-up agreement, and provided further that such transfer will not involve a disposition for value, (iii) shares sold or tendered to the company or withheld by the company for tax withholding purposes in connection with the vesting of equity awards that are subject to a taxable event upon vesting, (iv) transfers pursuant to a written contract, instruction or plan complying with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, provided the plan has been entered into prior to the date of the lock-up agreement and is not amended or modified during the lock-up period, (v) transfers with the prior written consent of Goldman, Sachs & Co. and J.P. Morgan Securities LLC on behalf of the Underwriters, (vi) exercise of any options to acquire common stock of the company pursuant to employee benefits plans, provided any shares of common stock received upon such exercise shall be subject to the terms of the agreement, and (vii) establishment of a trading plan that complies with Rule 10b5-1 under the Exchange Act for the sale or other disposition of shares of common stock, provided that such plan does not permit any transaction related to shares of common stock during the 90-day lock-up period. The 10b5-1 sales plans provide for sales based on a range of price thresholds. Accordingly, the number of shares that will be sold under these plans during the 90-day lock-up period is dependent upon our stock price after the offering. For reference, 35,000 shares would be sold under these plans during the anticipated 90-day lock-up period at prices at or below $32.75 per share, the public offering price of the shares in this offering, and up to 200,533 additional shares would be sold under these plans during the lock-up period at escalating prices above $32.75. Goldman, Sachs & Co. and J.P. Morgan Securities LLC, in their discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the company in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on The NASDAQ Global Select Market, in the over-the-counter market or otherwise.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State) with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of shares may not be made to the public in that Relevant Member State other than:

(i) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(ii) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the several underwriters; or

(iii) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The sellers of shares have not authorized and do not authorize the making of any offer of the shares through any financial intermediary, other than offers made by the underwriters with a view to underwriting the shares as contemplated in this prospectus supplement and the accompanying prospectus. Accordingly, no purchaser of shares, other than the underwriters, is authorized to make any further offer of shares on behalf of the sellers or the underwriters.

United Kingdom

Each underwriter has represented and agreed that, in connection with the distribution of the shares,

(i) it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000, or the FSMA, with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom; and

(ii) it will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue and sale of such shares in circumstances in which Section 21(1) of the FSMA does not apply to us.

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust will not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The company estimates that its share of the total expenses of this offering, excluding underwriting discounts, will be approximately $350,000.

The company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory,

investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and securities activities may involve or relate to the assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Latham & Watkins LLP, Menlo Park, California. Cooley LLP, Palo Alto, California, is acting as counsel to the underwriters in connection with certain legal matters relating to the offering.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of our internal control over financial reporting as of December 31, 2013, as set forth in their reports, which are incorporated by reference in this prospectus supplement and the accompanying prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the Commission under the Securities Act and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document. We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Our public filings are also available to the public at the Commission’s web site at http://www.sec.gov.

The Commission allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement and accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and accompanying prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below (Commission File No. 0-29801) and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of the offering (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items):

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2013 filed with the Commission on February 24, 2014;

•	The information specifically incorporated by reference into our annual report on Form 10-K for the fiscal year ended December 31, 2012 from our definitive proxy statement on Schedule 14A, filed with the Commission on April 16, 2013;

•	Our current reports on Form 8-K filed on January 13, 2014 and February 25, 2014; and

•	The description of our common stock contained in our registration statement on Form 8-A filed with the Commission on March 6, 2000, including any amendments or reports filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus supplement and accompanying prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus but not delivered with this prospectus supplement and accompanying prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to the Investor Relations Department at InterMune, Inc., at 3280 Bayshore Boulevard, Brisbane, CA 94005, telephone: (415) 466-2200.

PROSPECTUS

InterMune, Inc.

Common Stock, Preferred Stock,

Debt Securities and Warrants

From time to time, we may offer the securities described in this prospectus separately or together in any combination, in one or more classes or series, in amounts, at prices and on terms that we will determine at the time of the offering.

We will provide the specific terms of these offerings and securities in supplements to this prospectus. You should read carefully this prospectus, the information incorporated by reference in this prospectus, any prospectus supplement and any free writing prospectus before you invest. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Our common stock is traded on The NASDAQ Global Select Market under the symbol “ITMN.” On September 9, 2011, the closing price of our common stock was $26.08.

We may offer and sell the securities directly, through agents we select from time to time or to or through underwriters or dealers we select, or through a combination of these methods. If we use any agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of those securities and the net proceeds we expect to receive from that sale will also be set forth in a prospectus supplement.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. RISKS ASSOCIATED WITH AN INVESTMENT IN OUR SECURITIES WILL BE DESCRIBED IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND CERTAIN OF OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, AS DESCRIBED UNDER “RISK FACTORS” ON PAGE 4.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 12, 2011.

IMPORTANT NOTICE ABOUT THE INFORMATION PRESENTED IN THIS PROSPECTUS

You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition and results of operations may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, using a “shelf” registration process. Under this shelf registration process, we are registering an unspecified amount of each class of the securities described in this prospectus, and we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. To the extent that this prospectus is used by any securityholder to resell any securities, information with respect to the securityholder and the terms of the securities being offered will be contained in a prospectus supplement. Any prospectus supplement may also add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the prospectus supplement. This prospectus, together with the applicable prospectus supplements, any applicable free writing prospectuses and the documents incorporated by reference into this prospectus, includes all material information relating to the securities we may offer. Please carefully read both this prospectus and the applicable prospectus supplement and any applicable free writing prospectus, together with the documents incorporated by reference into this prospectus described below under the heading “Where You Can Find More Information,” before making a decision to purchase any of our securities.

The prospectus supplement will describe: the specific terms of the securities offered, any initial public offering price, the price paid to us for the securities, the net proceeds to us, the manner of distribution and any underwriting compensation, and the other specific material terms related to the offering of the securities. The prospectus supplement may also contain information, where applicable, about U.S. federal income tax considerations relating to the securities.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

As used in this prospectus, “InterMune,” “Company,” “we,” “our” or “us” refer to InterMune, Inc. and its subsidiaries on a consolidated basis, unless otherwise indicated.

ABOUT INTERMUNE

We are a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and fibrotic diseases. Pulmonology is the field of medicine concerned with the diagnosis and treatment of lung conditions. We have an advanced-stage product candidate in pulmonology, pirfenidone, that was granted marketing authorization effective February 2011 in all 27 member countries of the European Union, or EU, for the treatment of adults with mild to moderate idiopathic pulmonary fibrosis, or IPF. We are preparing for commercial launch of pirfenidone in the EU under the trade name Esbriet®. We currently expect to launch Esbriet® first in Germany in September 2011. We are also pursuing the registration of pirfenidone to treat IPF in the United States. After reviewing various regulatory and clinical development options and following our discussions with the U.S. Food and Drug Administration, or FDA, we commenced an additional pivotal Phase 3 clinical study of pirfenidone in IPF in July 2011, known as the ASCEND trial, which is expected to be completed in mid-2013. The results of the ASCEND trial will supplement the existing Phase 3 clinical study data from our CAPACITY clinical trials to support the potential registration of pirfenidone to treat IPF in the United States. In addition, we currently have rights to one approved and marketed product, Actimmune, which is approved in the United States and numerous other countries for the treatment of chronic granulomatous disease and severe, malignant osteopetrosis. Previously, we also focused on the field of hepatology, which is concerned with the diagnosis and treatment of disorders of the liver. We have a hepatology portfolio of small molecule compounds that are currently in the pre-clinical research stage. However, in May 2011, we announced that we no longer plan to invest further in the field of hepatology.

We were incorporated in California in 1998 and reincorporated in Delaware in 2000 in connection with our initial public offering. On April 26, 2001, we changed our name from InterMune Pharmaceuticals, Inc. to InterMune, Inc. Our principal executive offices are located at 3280 Bayshore Boulevard, Brisbane, California 94005. Our telephone number is (415) 466-2200. Our website address is www.intermune.com. Information contained in our website is not a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a registration statement on Form S-3 that we filed with the Commission, but the registration statement includes additional information and also attaches exhibits that are referenced in this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Some items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to us and the securities offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document referred to are summaries of the material terms of the respective contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may be obtained by writing to the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission’s website is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance therewith, file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the Commission referred to above. We maintain a website at www.intermune.com. You may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and amendments to those reports filed or furnished pursuant to Sections 13(a) or 15(d) of the Exchange Act with the Commission free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the Commission. The reference to our website address does not constitute incorporation by reference of the information contained on our website.

INCORPORATION BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with it which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below (Commission File No. 0-29801) and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering (other than current reports furnished under Item 2.02 or 7.01 of Form 8-K and exhibits filed on such form that are related to such items):

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2010 filed with the Commission on March 9, 2011;

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The information specifically incorporated by reference into our annual report on Form 10-K for the fiscal year ended December 31, 2010 from our definitive proxy statement on Schedule 14A, filed with the Commission on May 10, 2011;

•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2011 filed with the Commission on May 10, 2011;

•	Our quarterly report on Form 10-Q for the quarter ended June 30, 2011 filed with the Commission on August 9, 2011;

•	Our current reports on Form 8-K filed with the Commission on March 3, 2011, May 12, 2011 and September 12, 2011; and

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The description of our common stock contained in our registration statement on Form 8-A filed with the Commission on March 6, 2000, including any amendments or reports filed for the purpose of updating such description.

Any statement contained in a document incorporated by reference or deemed incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a later statement contained in this prospectus or in any other document incorporated by reference or deemed incorporated by reference into this prospectus modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to the Investor Relations Department at InterMune, Inc., at 3280 Bayshore Boulevard, Brisbane, California 94005, telephone: (415) 466-2200.

FORWARD-LOOKING STATEMENTS

This prospectus and documents incorporated by reference into this prospectus and any prospectus supplement or free writing prospectus may include “forward-looking statements.” We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “could,” “should,” “continue” or the negative of such terms or similar words or expressions. These forward-looking statements may also use different phrases. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	product and product candidate development;

•	the market or markets for our products or product candidates;

•	the ability of our products to treat patients in our markets;

•	the ability to achieve certain pricing and reimbursement levels for our product in various countries in the EU and elsewhere;

•	timing and expectations of our clinical trials and when our products or product candidates may be marketed;

•	opportunities to establish development or commercial alliances;

•	commercial launch preparations, including the timing of launches in the various EU jurisdictions and the implementation of the infrastructure required for the commercial launches;

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the scope and enforceability of our intellectual property rights, including the anticipated durations of patent protection and marketing exclusivity in the EU, United States and other jurisdictions, and including claims that we or our collaborators may infringe third party intellectual property rights or otherwise be required to pay license fees and or royalties under such third party rights;

•	governmental regulation and approval;

•	requirement of additional funding to complete research and development and commercialize products;

•	liquidity and sufficiency of our cash resources;

•	future revenue, including those from product sales and collaborations, adequacy of revenue reserve levels, future expenses, future financial performance and trends;

•	our future research and development expenses and other expenses; and

•	our operational and legal risks.

All forward-looking statements are based on information currently available to us. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

RISK FACTORS

You should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement and under the caption “Risk Factors” in any of our filings with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, incorporated by reference herein, before making an investment decision. For more information, see “Where You Can Find More Information.”

RATIO OF EARNINGS TO FIXED CHARGES

Other than with respect to the year ended December 31, 2010, our earnings are inadequate to cover fixed charges. The following table sets forth the dollar amount of the coverage deficiency for each of the years ended December 31, 2009, 2008, 2007 and 2006, and the six month period ended June 30, 2011. Other than as set forth the year ended December 31, 2010 (appearing in the footnote below), we have not included a ratio of earnings to combined fixed charges and preferred stock dividends because we do not have any preferred stock outstanding. We have derived the deficiency of earnings to cover fixed charges and, with respect to the year ended December 31, 2010, our ratio of earnings to fixed charges from our historical consolidated financial statements. The following should be read in conjunction with our consolidated financial statements, including the notes thereto, and the other financial information included or incorporated by reference herein. See Exhibit 12.1 hereto for additional detail regarding the computation of the deficiency of earnings to cover fixed charges and, with respect to the year ended December 31, 2010, ratio of earnings to fixed charges.

	Year Ended December 31,						Six Months Ended June 30,
(in millions)	2006	2007	2008	2009	2010		2011
Deficiency of earnings available to cover fixed charges	$(115.5)	$(107.3)	$(106.6)	$(113.9)	(A	)	$(72.0)

(A)	For the year ended December 31, 2010, our ratio of earnings to fixed charges was 14.1x. Total revenue for the year ended December 31, 2010 includes $175.0 million from the sale of our worldwide development and commercialization rights to danoprevir to Roche in October 2010, which is characterized as collaboration revenue in our consolidated statement of operations for 2010. We currently do not have any preferred stock outstanding and we have not paid any dividends on preferred stock, therefore, the ratio of earnings to fixed charges and preferred stock dividends is the same as our ratio of earnings to fixed charges.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, which may include funding research and development, increasing our working capital, reducing indebtedness, acquisitions or investments in businesses, products or technologies that are complementary to our own, and capital expenditures. We will set forth in the prospectus supplement our intended use for the net proceeds received from the sale of any securities. Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing securities.

DESCRIPTION OF COMMON STOCK

The following summary of the terms of our common stock does not purport to be complete and is subject to and qualified in its entirety by reference to our Certificate of Incorporation and Bylaws, copies of which are on file with the Commission as exhibits to documents previously filed by us. See “Where You Can Find More Information.”

We have authority to issue 100,000,000 shares of common stock, $0.001 par value per share. As of September 6, 2011, we had 60,770,323 shares of common stock outstanding.

Each share of common stock entitles its holder to one vote on all matters to be voted upon by stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may apply to any outstanding preferred stock, holders of common stock may receive ratably any dividends that the board of directors may declare out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference of preferred stock that may be outstanding. The common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions. All outstanding shares of common stock are fully paid and non-assessable, and all shares of common stock to be issued under this prospectus will be fully paid and non-assessable.

Anti-Takeover Effects of Provisions of Delaware Law and Our Charter Documents

The following paragraphs summarize certain provisions of the Delaware General Corporation Law, or the DGCL, and our Certificate of Incorporation and Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the DGCL and to our Certificate of Incorporation and Bylaws, copies of which are on file with the Commission and are exhibits to documents previously filed by us. See “Where You Can Find More Information.”

Our amended and restated certificate of incorporation, as amended, or Certificate of Incorporation, and our amended and restated bylaws, or Bylaws, contain provisions that, together with the ownership position of our officers, directors and their affiliates, could discourage potential takeover attempts and make it more difficult for stockholders to change management, which could adversely affect the market price of our common stock.

Director Liability

Our Certificate of Incorporation limits the personal liability of our directors to our company and our stockholders to the fullest extent permitted by applicable law. The inclusion of this provision in our Certificate of Incorporation may reduce the likelihood of derivative litigation against our directors and may discourage or deter stockholders or management from bringing a lawsuit against our directors for breach of their duty of care.

Stockholder Action and Meetings of Stockholders

In addition, our Certificate of Incorporation and Bylaws provide that stockholders wishing to propose business to be brought before a meeting of stockholders will be required to comply with various advance notice requirements. In addition, a special meeting of the stockholders may only be called by our Chairman, our Chief Executive Officer or a resolution adopted by a majority of the total number of directors. Finally, our Certificate of Incorporation and Bylaws will not permit stockholders to take any action without a meeting.

Classified Board of Directors

Our Certificate of Incorporation provides for the board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. The classified board provision will help to assure the continuity and stability of the board of directors and the business strategies and policies of

InterMune as determined by the board of directors. The classified board provision could have the effect of discouraging a third party from making a tender offer or attempting to obtain control of us. In addition, the classified board provision could delay stockholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL. This statute regulating corporate takeovers prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for three years following the date that such stockholder became an interested stockholder, unless:

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prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 % of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. Section 203 may also discourage takeover attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Transfer Agent And Registrar

The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

Listing on the NASDAQ Global Select Market

Our common stock is listed on The NASDAQ Global Select Market under the symbol “ITMN.”

DESCRIPTION OF PREFERRED STOCK

We have authority to issue 5,000,000 shares of preferred stock, $0.001 par value per share. As of September 6, 2011, we had no shares of preferred stock outstanding.

General

Under our Certificate of Incorporation, our board of directors is authorized generally without stockholder approval to issue shares of preferred stock from time to time, in one or more classes or series. Prior to the issuance of shares of each series, the board of directors is required by the DGCL and our Certificate of Incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, the following:

•	the number of shares constituting each class or series;

•	voting rights;

•	rights and terms of redemption (including sinking fund provisions);

•	dividend rights and rates;

•	dissolution;

•	terms concerning the distribution of assets;

•	conversion or exchange terms;

•	redemption prices; and

•	liquidation preferences.

All shares of preferred stock offered hereby will, when issued, be fully paid and nonassessable and will not have any preemptive or similar rights. Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction that might involve a premium price for holders of the shares or which holders might believe to be in their best interests.

We will set forth in a prospectus supplement relating to the class or series of preferred stock being offered the following terms:

•	the title and stated value of the preferred stock;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation applicable to the preferred stock;

•	whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock will accumulate;

•	the procedures for any auction and remarketing, if any, for the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	the provision for redemption, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner of calculation) and conversion period;

•	voting rights, if any, of the preferred stock;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material and/or special United States Federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

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any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Rank

Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will rank, with respect to dividends and upon our liquidation, dissolution or winding up:

•	senior to all classes or series of our common stock and to all of our equity securities ranking junior to the preferred stock;

•	on a parity with all of our equity securities the terms of which specifically provide that the equity securities rank on a parity with the preferred stock; and

•	junior to all of our equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

The term “equity securities” does not include convertible debt securities.

Transfer Agent and Registrar

The transfer agent and registrar for any series or class of preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.

The debt securities will be issued under an indenture between us and The Bank of New York Mellon Trust Company, N.A., as trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

As used in this section only, “InterMune,” “we,” “our” or “us” refer to InterMune, Inc. excluding our subsidiaries, unless expressly stated or the context otherwise requires.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer’s certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. (Section 2.1) We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities is payable;

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the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

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the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

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any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

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the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

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the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

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if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

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the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

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any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•

the provisions, if any, relating to conversion or exchange of the debt securities, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, at the option of the holders or at our option, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange if the securities are redeemed; and

•

any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities.(Section 2.2)

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. (Section 2.4) No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.7)

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see “Global Securities.”

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. (Article IV)

No Protection In the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a “successor person”) unless:

•

we are the surviving corporation or the successor person (if other than us) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and

•	immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us. (Section 5.1)

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

•

default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any debt security of that series at its maturity;

•

default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of at least 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of us; and

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.1)

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense that might be incurred by it in exercising such right of power. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series;

•

the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered satisfactory indemnity or security, to the trustee to institute the proceeding as trustee; and

•

the trustee has failed to institute the proceeding within 60 days after receipt of such request and offer of indemnity, and the trustee has not received from the holders of a majority in principal amount of outstanding debt securities of that series a direction inconsistent with that request within such 60 day period.

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each holder of the securities of that series notice of a Default or Event of Default within 90 days after the trustee obtains knowledge of such Default or Event of Default. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver

We and the trustee may modify and amend the indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to make any change that does not adversely affect the rights of any holder of debt securities;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•

to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

•	to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act. (Section 9.1)

We may otherwise modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. However, we may not make any modification or amendment without the consent of each holder affected if that amendment will:

•	reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•

reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•

waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security when the redemption is made at our option. (Section 9.3)

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged on the 91st day following the deposit with the trustee, in trust, of money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the dates those installments or payments are due under the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•

depositing with the trustee, in trust, money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. Government Obligations or Foreign Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments.

“Foreign Government Obligations” means, with respect to debt securities of any series that are denominated in a currency other than U.S. Dollars:

•

direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged which are not callable or redeemable at the option of the issuer thereof; or

•

obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government which are not callable or redeemable at the option of the issuer thereof. (Section 1.1)

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York without regard to conflict of law principles that would result in the application of any law other than the laws of the State of New York. (Section 10.10)

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock or debt securities. We may issue warrants independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from the other offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into by us with a warrant agent. The warrant agent will act solely as our agent in connection with the series of warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of the warrants. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, terms and number of shares of debt securities, preferred stock or common stock purchasable upon exercise of the warrants;

•	the designation and terms of the offered securities, if any, with which the warrants are issued and the number of the warrants issued with each offered security;

•	the date, if any, on and after which the warrants and the related debt securities, preferred stock or common stock will be separately transferable;

•	the price at which each share of debt securities, preferred stock or common stock purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which that right shall expire;

•	the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in a prospectus supplement, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as “indirect participants,” that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Commission.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a “beneficial owner,” is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depository with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depository is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•

DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. The securities may be distributed from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each time that we sell securities covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including the offering price of the securities and the proceeds to us.

Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

The securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

If indicated in the applicable prospectus supplement, underwriters or other persons acting as agents may be authorized to solicit offers by institutions or other suitable purchasers to purchase the securities at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act of 1933, as amended. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post—effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

CERTAIN PROVISIONS OF DELAWARE LAW AND OF

THE COMPANY’S CERTIFICATE OF INCORPORATION AND BYLAWS

The following paragraphs summarize certain provisions of the DGCL and the Company’s Certificate of Incorporation and Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the DGCL and to the Company’s Certificate of Incorporation and Bylaws, copies of which are on file with the Commission as exhibits to documents previously filed by us. See “Where You Can Find More Information.”

Our Certificate of Incorporation and Bylaws contain provisions that, together with the ownership position of the officers, directors and their affiliates, could discourage potential takeover attempts and make it more difficult for stockholders to change management, which could adversely affect the market place of our common stock.

Our Certificate of Incorporation limits the personal liability of our directors to InterMune and our stockholders to the fullest extent permitted by the DGCL. The inclusion of this provision in our Certificate of Incorporation may reduce the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care.

Our Bylaws provide that special meetings of stockholders can be called only by the board of directors, the Chairman of the board of directors or the Chief Executive Officer. Stockholders are not permitted to call a special meeting and cannot require the board of directors to call a special meeting. Any vacancy on the board of directors resulting from death, resignation, removal or otherwise or newly created directorships may be filled only by vote of the majority of directors then in office, or by a sole remaining director. Our Bylaws also provide for a classified board. See “Description of Common Stock.”

We are subject to the “business combination” statute of the DGCL, an anti-takeover law enacted in 1988. In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder,” for a period of three years after the date of the transaction in which a person became an “interested stockholder,” unless:

•	prior to such date the board of directors of the corporation approved either the “business combination” or the transaction which resulted in the stockholder becoming an “interested stockholder;”

•

upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to such date the “business combination” is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of a least 66% of the outstanding voting stock which is not owned by the “interested stockholder.”

A “business combination” includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the “interested stockholders.” An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation’s voting stock. Although Section 203 permits us to elect not to be governed by its provisions, we have not made this election. As a result of the application of Section 203, potential acquirers of InterMune may be discouraged from attempting to effect an acquisition transaction with us, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

LEGAL MATTERS

Certain legal matters with respect to the common stock offered hereby have been passed upon for us by Latham & Watkins LLP, Menlo Park, California. Certain legal matters will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of our internal control over financial reporting as of December 31, 2010, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

7,500,000 Shares

InterMune, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Goldman, Sachs & Co.	J.P. Morgan

Baird
Canaccord Genuity
JMP Securities
Wells Fargo Securities